SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant     ☒

Filed by a Party other than the Registrant     ☐

Check the appropriate box:
☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

BlackRock, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment	of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 28, 2006

Dear Stockholder:

It is my pleasure to invite you to BlackRock, Inc.’s 2006 Annual Meeting of Stockholders.

We will hold the meeting on Wednesday, May 24, 2006, beginning at 9:00 a.m., local time, at The New York Palace Hotel, 455 Madison Avenue, New York, New York 10022.

This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business that we will conduct at the meeting and provides information about BlackRock. Our 2005 Annual Report to Stockholders accompanies these enclosures.

Your vote is important. Whether you plan to attend the meeting or not, please review the enclosed material and complete, sign, date and return the enclosed proxy card in the envelope provided so that the matters coming before the meeting can be acted upon. If you attend the meeting and prefer to vote in person, you may do so.

We look forward to seeing you at the meeting.

Sincerely,

Laurence D. Fink

Chairman and Chief Executive Officer

BlackRock, Inc.

40 East 52nd Street New York New York 10022

April 28, 2006

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

We will hold the Annual Meeting of the Stockholders of BlackRock, Inc. at The New York Palace Hotel, 455 Madison Avenue, New York, New York 10022, on Wednesday, May 24, 2006, beginning at 9:00 a.m., local time. At our Annual Meeting, we will ask you to:

(1)	elect five directors;

(2)	approve amendments to the BlackRock, Inc. 1999 Stock Award and Incentive Plan;

(3)	approve an amendment to the Amended and Restated BlackRock, Inc. 1999 Annual Incentive Performance Plan; and

(4)	consider any other business that is properly presented at the Annual Meeting.

You may vote at the Annual Meeting if you were a BlackRock stockholder at the close of business on March 27, 2006.

We have enclosed a Proxy Statement, form of proxy and self-addressed envelope. Please complete, sign and date the enclosed proxy card. Return it promptly in the envelope provided, which requires no postage if mailed in the United States. If you attend the Annual Meeting, you may withdraw your proxy and vote in person, if you so choose.

By Order of the Board of Directors,

Robert P. Connolly

Corporate Secretary

BlackRock, Inc.

40 East 52nd Street New York New York 10022

April 28, 2006

PROXY STATEMENT

The proxy materials are delivered in connection with the solicitation by the Board of Directors of BlackRock, Inc. (“BlackRock”) of proxies to be voted at BlackRock’s 2006 Annual Meeting of Stockholders and at any adjournment or postponement thereof.

You are invited to attend our 2006 Annual Meeting of Stockholders on Wednesday, May 24, 2006, beginning at 9:00 a.m., local time. The Annual Meeting will be held at The New York Palace Hotel, 455 Madison Avenue, New York, New York 10022.

This Proxy Statement, form of proxy and voting instructions are being mailed starting on or about April 28, 2006.

Items to Be Voted on at the Annual Meeting

The items of business to be voted on at the Annual Meeting are:

•	The election of directors;

•	The approval of amendments to the BlackRock, Inc. 1999 Stock Award and Incentive Plan (the “Incentive Plan”); and

•	The approval of an amendment to the Amended and Restated BlackRock, Inc. 1999 Annual Incentive Performance Plan (the “Performance Plan”).

We will also consider other business that properly comes before the Annual Meeting.

Board Recommendation

Our Board of Directors recommends that you vote your shares “FOR” each of the nominees to the Board of Directors, “FOR” the approval of amendments to the Incentive Plan, and “FOR” the approval of an amendment to the Performance Plan.

Stockholders Entitled to Vote

Holders of record of BlackRock common stock at the close of business on March 27, 2006, are entitled to receive this notice and to vote their shares of BlackRock common stock at the Annual Meeting. As of March 27, 2006, 19,826,716 shares of BlackRock’s class A common stock, par value $0.01 per share, and 44,298,716 shares of BlackRock’s class B common stock, par value $0.01 per share, were outstanding. Holders of class A common stock are entitled to one vote per share. Holders of class B common stock are entitled to five votes per share. Holders of class A common stock and class B common stock vote together as a single class on the matters to be considered at the Annual Meeting, and their votes are counted and totaled together.

How to Vote

Mark your proxy, date and sign it, and return it to Mellon Investor Services LLC in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy card to BlackRock, Inc., c/o Mellon Investor Services LLC, Church Street Station, P.O. Box 1633, New York, New York 10277-1633.

Voting at the Annual Meeting

In the event you mail your proxy and you attend the Annual Meeting, you may revoke your proxy and cast your vote personally at the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Voting on Other Matters

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. At the date this Proxy Statement went to press, we did not know of any other matter to be raised at the Annual Meeting.

Revocation of Proxies

Proxies may be revoked at any time before they are exercised by:

•	written notice to the Corporate Secretary of BlackRock;

•	timely delivery of a valid, later-dated proxy; or

•	voting by ballot at the Annual Meeting.

Required Vote

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If that happens, the nominees may vote these shares only on matters deemed “routine” by the New York Stock Exchange, such as the election of directors.

A plurality of the votes cast is required for Item 1, election of directors. The affirmative vote of holders of a majority of the shares of common stock for which votes are cast is required for Item 2, approval of amendments to the Incentive Plan, and Item 3, approval of an amendment to the Performance Plan; provided that the total votes cast at the Annual Meeting on Items 2 and 3 represent over 50% in interest of BlackRock’s common stock. Abstentions and broker “non-votes” are not counted in the voting tally for purposes of Item 1. With respect to Items 2 and 3, abstentions will have the same effect as a vote against Items 2 and 3.

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies. Proxies may be solicited in person or by mail, telephone, electronic transmission and facsimile transmission on our behalf by directors, officers or employees of BlackRock or its subsidiaries, without additional compensation. We will reimburse brokerage houses and other custodians, nominees, and fiduciaries that are requested to forward soliciting materials to the beneficial owners of the stock held of record by such persons.

List of Stockholders

A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting, and for ten days prior to the Annual Meeting, between the hours of 8:45 a.m. and 4:30 p.m., at our principal executive offices at 40 East 52nd Street, New York, New York 10022, by contacting the Corporate Secretary of BlackRock.

Multiple Copies of Annual Report to Stockholders

Our 2005 Annual Report to stockholders accompanies this Proxy Statement. In order to reduce printing and postage costs, we have undertaken an effort to deliver only one Annual Report and one Proxy Statement to multiple stockholders sharing an address. This delivery method, called “householding,” will not be used, however, if we receive contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one Proxy Statement, we will deliver promptly a separate copy of the Annual Report and the Proxy Statement to any stockholder who sends a written request to the Corporate Secretary, BlackRock, Inc., 40 East 52nd Street, New York, New York 10022. You may also contact the Corporate Secretary at (212) 810-5300. You can also notify us that you would like to receive separate copies of BlackRock’s Annual Report and Proxy Statement in the future by writing to our Corporate Secretary. Even if your household has received only one Annual Report and one Proxy Statement, a separate proxy card has been provided for each stockholder account. Each proxy card should be marked, signed, dated and returned in the enclosed self-addressed envelope.

If your household has received multiple copies of BlackRock’s Annual Report and Proxy Statement, you can request the delivery of single copies in the future by marking the designated box on the enclosed proxy card.

If you own shares of common stock through a bank, broker or other nominee and receive more than one Annual Report and Proxy Statement, contact the holder of record to eliminate duplicate mailings.

Confidentiality of Voting

BlackRock keeps all the proxies, ballots, and voting tabulations confidential as a matter of practice. BlackRock allows only its Inspector of Election, Mellon Investor Services LLC, to examine these documents. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to BlackRock management by Mellon Investor Services LLC.

Voting Results

Mellon Investor Services LLC, our independent tabulating agent, will count the votes and act as the Inspector of Election. We will publish the voting results in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, which we plan to file with the Securities and Exchange Commission (the “SEC”) in August 2006.

Annual Report

BlackRock makes available free of charge through its website at www.blackrock.com, under the headings “About BlackRock / Investor Relations / Financial Information and SEC Filings,” its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Further, BlackRock will provide, without charge to each stockholder upon written request, a copy of BlackRock’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports. Requests for copies should be addressed to Investor Relations, BlackRock, Inc., 40 East 52nd Street, New York, New York 10022. Requests may also be directed to (212) 810-5300 or via e-mail to invrel@blackrock.com. Copies may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. Neither the Annual Report on Form 10-K for the year ended December 31, 2005, nor the 2005 Annual Report to Stockholders, is part of the proxy solicitation materials.

PRINCIPAL STOCKHOLDER

Four of our fourteen directors are directors and/or executive officers of The PNC Financial Services Group, Inc. (“PNC”). As of January 31, 2006, PNC indirectly owned approximately 70% of our outstanding common stock, representing approximately 85% of the combined voting power of all classes of voting stock of BlackRock. As long as PNC owns a majority of the voting power of our common stock, PNC will be able to elect our entire Board of Directors and generally to determine the outcome of all corporate actions requiring stockholder approval. For further information, see “Item 1: Election of Directors—Agreement on Certain Director Nominations” and “Certain Relationships and Related Transactions.”

ITEM 1

ELECTION OF DIRECTORS

Information Concerning the Nominees and Directors

BlackRock’s amended and restated certificate of incorporation provides that the Board of Directors will initially consist of six directors, which number of directors may be increased or decreased by the Board of Directors. The current number of authorized directors has been set at fourteen by the Board of Directors. The Board of Directors is classified into three classes, designated Class I, Class II, and Class III. The term of office of the members of one class of directors expires each year in rotation so that the members of one class are elected at each annual meeting to serve for full three-year terms or until their successors are elected and qualified. Each class consists of approximately one-third of the total number of directors constituting the entire Board of Directors.

The corporate governance rules of the New York Stock Exchange (the “NYSE”) do not require BlackRock to have a majority of independent directors because BlackRock is a “controlled company” in that more than 50% of the voting power of BlackRock’s common stock is held by PNC. See “Principal Stockholder.” BlackRock is relying on the “controlled company” exemption in the NYSE corporate governance rules in connection with the requirement to have a majority of independent directors.

The terms of office for the five directors in Class I expire at this Annual Meeting. The Board of Directors has selected the nominees listed below for election as Class I directors. The Board of Directors recommends a vote “FOR” the election of William O. Albertini, Kenneth B. Dunn, Laurence D. Fink, Frank T. Nickell and Thomas H. O’Brien as directors. If elected, each Class I director will serve until the annual meeting of stockholders in 2009, or until succeeded by another qualified director who has been elected, or until his death, resignation or retirement.

The persons named in the enclosed proxy intend to vote the proxy “FOR” the election of each of the five nominees, unless you indicate on the proxy card that your vote should be withheld from any or all such nominees. We expect each nominee for election as a director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board of Directors chooses to reduce the number of directors serving on the Board of Directors.

The following biographical information regarding the nominees for director and each continuing director is as of January 31, 2006.

Nominees for Class I Directors Whose Terms Will Expire in 2009

William O. Albertini (age 62), Director since 2003. Before retiring in 1999, Mr. Albertini served as executive vice president and chief financial officer of Bell Atlantic Global Wireless, Inc. from September 1997 to April 1999. From January 1991 until August 1997, Mr. Albertini served as executive vice president and chief financial officer of Bell Atlantic Corp. and from 1995 to 1997 he served as a member of its board of directors. In addition, Mr. Albertini is a director of Airgas Inc., Triumph Group Incorporated, and Charming Shoppes, Inc.

Kenneth B. Dunn, Ph.D. (age 54), Director since 2005, is currently Dean and Professor of Financial Economics at the David A. Tepper School of Business at Carnegie Mellon University. Prior to his positions at Carnegie Mellon University, Mr. Dunn was a managing director of Morgan Stanley Investment Management and co-director of the U.S. Core Fixed Income and Mortgage

Teams. Mr. Dunn also managed the fixed-income trading, technology and insurance groups within the asset management division of Miller Anderson & Sherrerd, LLP and he continued in those roles when the firm was acquired by Morgan Stanley in 1996.

Laurence D. Fink (age 53), Director since 1999, has been chairman and chief executive officer of BlackRock since its formation in 1998 and of BlackRock’s predecessor entities since 1988. Mr. Fink is also the chairman of BlackRock’s executive committee and management committee. He is also a trustee of the BlackRock Funds, a director of several of BlackRock’s offshore funds and alternative investment vehicles, and chairman of the board of Nomura BlackRock Asset Management Co., Ltd.

Frank T. Nickell (age 58), Director since 1999, is president and chief executive officer of Kelso & Company, L.P. (“Kelso & Company”), a firm that manages private equity investment partnerships and private equity investments. Prior to joining Kelso & Company in 1977, he was associated with A.M. Pullen & Co., independent public accountants. Mr. Nickell is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants. Mr. Nickell is a director of The Bear Stearns Companies Inc. and Earle M. Jorgensen Company.

Thomas H. O’Brien (age 69), Director since 1999, retired as chief executive officer of PNC on May 1, 2000, after 15 years in that position and retired as chairman of PNC on May 1, 2001, after 13 years in that position. Mr. O’Brien is a director of PNC, Verizon Communications, Inc., and Hilb, Rogal & Hobbs Co.

Continuing Class III Directors Whose Terms Will Expire in 2008

Murry S. Gerber (age 52), Director since 2000, is president, chief executive officer and chairman of Equitable Resources, Inc., an integrated energy company.

James Grosfeld (age 68), Director since 1999, was formerly chairman of the board and chief executive officer of Pulte Homes, Inc., a home builder and mortgage banking and financing company. In addition, Mr. Grosfeld is a director of Copart, Inc. and Lexington Corporate Properties Trust.

William C. Mutterperl (age 59), Director since 2003, is vice chairman of PNC and PNC Bank, National Association (“PNC Bank”), the principal bank subsidiary of PNC. Prior to joining PNC, from August 2002 to October 2002, Mr. Mutterperl was a partner in the business law division of the international law firm of Brown Rudnick Berlack Israels LLP in Boston. From February 2002 to May 2002, Mr. Mutterperl served as executive director of the Independent Oversight Board for Arthur Andersen LLP, headed by former Federal Reserve Chairman Paul Volcker. From April 1985 to December 2001, Mr. Mutterperl served as executive vice president, general counsel and secretary of FleetBoston Financial Corp.

Linda Gosden Robinson (age 53), Director since 2004, has been chairman of Robinson Lerer & Montgomery, LLC, a New York City strategic communications consulting firm, since May 1996. Ms. Robinson was chief executive officer of Robinson Lerer & Montgomery from May 1996 until January 2002. In March 2000, Robinson Lerer & Montgomery was acquired by Young & Rubicam Inc. (“Y&R”). In October 2000, Y&R was acquired by WPP Group plc. For more than five years prior to May 1996, she was chairman of the board and chief executive officer of Robinson Lerer Sawyer Miller Group or its predecessors. In addition, Ms. Robinson is a director of Revlon, Inc.

Continuing Class II Directors Whose Terms Will Expire in 2007

Dennis D. Dammerman (age 60), Director since 2005, retired as vice chairman of the board and executive officer of General Electric Company and director, chairman and chief executive officer of GE Capital Services on December 31, 2005. Mr. Dammerman has also been a director of General Electric Company since 1994. Prior to that, Mr. Dammerman held various executive positions with General Electric Company and GE Capital Corporation after first joining General Electric in 1967. Mr. Dammerman is also a director of Swiss Reinsurance Company.

William S. Demchak (age 43), Director since 2003, is vice chairman of PNC and PNC Bank. Before joining PNC in September 2002, Mr. Demchak served as the Global Head of Structured Finance and Credit Portfolio for J.P. Morgan Chase & Co. from 1997 to May 2002.

David H. Komansky (age 66), Director since 2003, retired as chairman of the board of Merrill Lynch & Co., Inc. (“Merrill Lynch”) in April 2003. Mr. Komansky, who became chairman of the board of Merrill Lynch in April 1997, also served as a director and chief executive officer of Merrill Lynch from December 1996 to December 2002, and as a director, president and chief operating officer of Merrill Lynch from January 1995 to December 1996. In addition, Mr. Komansky is a director of WPP Group plc, AEA Investors LLC, and Burt’s Bees, Inc.

James E. Rohr (age 57), Director since 1999, is chairman and chief executive officer of PNC and PNC Bank. Mr. Rohr is also a director of PFPC Worldwide, Inc., PNC’s global fund services company, and a number of other PNC subsidiaries. Mr. Rohr is a director of PNC, Allegheny Technologies Incorporated, and Equitable Resources, Inc.

Ralph L. Schlosstein (age 54), Director since 1999, has been president of BlackRock since its formation in 1998 and of BlackRock’s predecessor entities since 1988. Mr. Schlosstein is also a member of BlackRock’s executive committee and management committee. Mr. Schlosstein is chairman of the boards of BlackRock’s closed-end investment companies, chairman and president of BlackRock Liquidity Funds, a director and officer of several of BlackRock’s alternative investment vehicles, and chairman of the board of Anthracite Capital, Inc.

Agreement on Certain Director Nominations

BlackRock, PNC Bancorp, Inc., the indirect, wholly owned subsidiary of PNC that holds PNC’s shares of BlackRock common stock, and those employees of BlackRock or its affiliates who hold shares of BlackRock class B common stock, are parties to a stockholders agreement.1

Under the terms of the stockholders agreement (see “Certain Relationships and Related Transactions—Stockholders Agreement with PNC and Certain Employee Stockholders”), for so long as PNC owns voting stock representing at least 25% of the voting power of the voting stock of BlackRock, subject to applicable law, (i) the employee stockholders agree to vote their shares for the election of the four director candidates nominated by PNC and (ii) PNC agrees to vote its shares of Class B common stock for the two director candidates nominated by the BlackRock management committee. From and after the time PNC owns voting stock representing less than 25% but more than 10% of the voting power of BlackRock, subject to applicable law, (x) the

[1]	At the time each of the agreements discussed below was initially entered into, PNC Asset Management, Inc. was the direct holder of PNC’s shares of BlackRock common stock. As a result of a restructuring of PNC’s ownership of BlackRock effective January 18, 2005, PNC Bancorp, Inc. became the direct holder of PNC’s shares of BlackRock common stock, and was assigned, and it assumed, PNC Asset Management’s rights and responsibilities under each of the agreements. See “Certain Relationships and Related Transactions—IPO Agreement with PNC,” “—Registration Rights Agreement with PNC and Certain Employee Stockholders” and “—Stockholders Agreement with PNC and Certain Employee Stockholders” below.

employee stockholders agree to vote their shares of class B common stock for the election of two director candidates nominated by PNC and (y) PNC agrees to vote its shares of class B common stock for two director candidates nominated by the BlackRock management committee.

PNC’s designees on the Board of Directors are currently Thomas H. O’Brien, James E. Rohr, William S. Demchak, and William C. Mutterperl. Laurence D. Fink and Ralph L. Schlosstein have been designated by the BlackRock management committee.

Other Executive Officers

In addition to Messrs. Fink and Schlosstein, the following persons serve as BlackRock’s executive officers:

Keith T. Anderson (age 46), vice chairman and global chief investment officer, fixed income, since 2006. Previously, Mr. Anderson was managing director and chief investment officer, fixed income. Mr. Anderson is also a member of BlackRock’s executive committee and management committee.

Steven E. Buller (age 54), managing director and chief financial officer of BlackRock since 2005 and a member of BlackRock’s executive committee and management committee. Prior to joining BlackRock in 2005, Mr. Buller was a partner and co-director of Global Asset Management Services at Ernst & Young LLP.

Robert P. Connolly (age 51), managing director and general counsel of BlackRock and a member of BlackRock’s executive committee and management committee.

Bennett W. Golub, Ph.D. (age 48), managing director and head of portfolio risk management since 2003. Previously, Mr. Golub was managing director and co-head of BlackRock Solutions. Mr. Golub is also a member of BlackRock’s executive committee and management committee.

Charles S. Hallac (age 41), vice chairman and head of BlackRock Solutions since 2006. Previously, Mr. Hallac was managing director and head of BlackRock Solutions. Mr. Hallac is also a member of BlackRock’s executive committee and management committee.

Robert S. Kapito (age 48), vice chairman of BlackRock. Mr. Kapito is head of portfolio management and a member of BlackRock’s executive committee and management committee. He also serves as president and a director of BlackRock’s closed-end investment companies.

Barbara G. Novick (age 45), vice chairman and head of account management since 2006. Previously, Ms. Novick was managing director and head of account management. Ms. Novick is also a member of BlackRock’s executive committee and management committee.

Susan L. Wagner (age 44), vice chairman since 2006 and chief operating officer since 2005. Previously, Ms. Wagner was managing director and head of strategy and product development. Ms. Wagner is also a member of BlackRock’s executive committee and management committee.

Board and Committees

The Board of Directors has four standing committees: an Audit Committee, a Management Development and Compensation Committee, a Nominating and Governance Committee and an Executive Committee. The current charters for each of the Audit Committee, Management Development and Compensation Committee, Nominating and Governance Committee and

Executive Committee are available on our corporate website at www.blackrock.com under the headings “About BlackRock / Investor Relations / Corporate Governance / Committee Charters.” Further, BlackRock will provide a copy of these charters without charge to each stockholder upon written request. Requests for copies should be addressed to the Corporate Secretary, BlackRock, Inc., 40 East 52nd Street, New York, New York 10022.

The Board of Directors met six times during 2005. During 2005, the Board of Directors’ committees held the following number of meetings: Audit Committee—eleven meetings; Management Development and Compensation Committee—five meetings; and Nominating and Governance Committee—four meetings. In 2005, each director then serving attended at least 75% of the meetings of the Board of Directors and each committee of the Board of Directors on which such director served. Directors are encouraged to attend the annual meetings of BlackRock stockholders. Twelve directors, the entire Board at the time, attended the last annual meeting of stockholders.

The Audit Committee

The Board of Directors has a standing Audit Committee that satisfies the requirements of SEC Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Rule 10A-3 establishes listing standards relating to audit committees in the following areas: the independence of audit committee members; the audit committee’s responsibility to select and oversee the company’s independent auditor; procedures for handling complaints regarding the company’s accounting practices; the authority of the audit committee to engage advisors; and funding for the independent auditor and any outside advisors engaged by the audit committee. The Audit Committee’s procedures for the pre-approval of audit and permitted non-audit services are described in “Independent Registered Public Accounting Firm—Audit Committee Pre-Approval Policy.”

The Audit Committee’s primary purposes are to assist Board oversight of the integrity of BlackRock’s financial statements, the independent auditor’s qualifications and independence, the performance of BlackRock’s internal audit function and independent auditor and the compliance by BlackRock with legal and regulatory requirements. The Audit Committee also prepares the audit committee report as required by the SEC’s rules for inclusion in BlackRock’s annual proxy statement. The Audit Committee is presently composed of Messrs. Albertini (Chairman), Dunn and Gerber. The Board of Directors has determined that Mr. Albertini qualifies as an “audit committee financial expert” as defined in the SEC rules and the Board has determined that each of Messrs. Albertini, Dunn and Gerber has accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

Furthermore, the Board of Directors has determined that each of Messrs. Albertini, Dunn and Gerber has no material relationship with BlackRock (either directly or as a partner, stockholder or officer of an organization that has a relationship with BlackRock) and is “independent” as defined in the NYSE listing standards and the applicable SEC rules. On February 15, 2005, the Board of Directors adopted amended categorical standards to assist it in determining whether or not certain relationships between the members of the Audit Committee and Nominating and Governance Committee and BlackRock or its affiliates and subsidiaries (either directly or as partner, shareholder or officer of an organization that has a relationship with BlackRock) are material relationships for purposes of the listing standards of the NYSE. The categorical standards address: (i) relationships arising in the ordinary course of business, such as asset management, acting as trustee, lending, deposit, banking, or other financial service relationships, so long as the services are being provided in the ordinary course of business and on substantially the same terms and conditions, including price, as would be available to similarly situated customers; (ii) relationships with companies of which a director is a stockholder or partnerships of which a director is a partner, provided the director is not a principal stockholder of the company or a principal partner of the partnership; (iii) contributions made or pledged to charitable organizations of which a director or an immediate family member of the director is an executive officer, director, or trustee if (a) within the preceding three years, the aggregate amount of such contributions during any single fiscal year of the charitable organization did not exceed the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues for that fiscal year, and (b) the charitable organization is not a family foundation created by the director or an immediate family member of the director; and (iv) relationships involving a director’s relative unless the relative is an immediate family member of the director. All relationships between the members of the Audit Committee and BlackRock meet the categorical standards adopted by the Board of Directors.

The Audit Committee regularly holds separate sessions with BlackRock’s management, internal auditors, and independent registered public accounting firm.

The Management Development and Compensation Committee

The Management Development and Compensation Committee is responsible for administering BlackRock’s stock award and incentive plans and establishing the compensation for BlackRock’s executive officers. The Management Development and Compensation Committee is presently composed of Messrs. Komansky (Chairman), Dammerman, Grosfeld, Nickell and Rohr. The NYSE rules do not require BlackRock to have a fully independent Management Development and Compensation Committee because BlackRock is a “controlled company” in that more than 50% of the voting power of BlackRock’s common stock is held by PNC. See “Principal Stockholder.” BlackRock is relying on the “controlled company” exemption in the NYSE corporate governance rules in connection with the requirement to have a fully independent Management Development and Compensation Committee.

The Nominating and Governance Committee

The Nominating and Governance Committee is responsible for assisting the Board of Directors by identifying individuals qualified to become members of the Board of Directors, and to recommend to the Board of Directors the director nominees for the next annual meeting of stockholders; recommending to the Board of Directors the Corporate Governance Guidelines applicable to BlackRock; leading the Board of Directors in its annual review of the Board of Directors and management’s performance; and recommending to the Board of Directors director nominees for each committee. The Nominating and Governance Committee is presently composed of Ms. Robinson and Messrs. O’Brien (Chairman), Fink, Grosfeld, Mutterperl and Rohr. Ms. Robinson and Mr. Grosfeld are “independent” as defined in the NYSE listing standards. The NYSE rules do not require BlackRock to have a fully independent Nominating and Governance Committee because BlackRock is a “controlled company” in that more than 50% of the voting power of BlackRock’s common stock is held by PNC. See “Principal Stockholder.” BlackRock is relying on the “controlled company” exemption in the NYSE corporate governance rules in connection with the requirement to have a fully independent Nominating and Governance Committee.

The Executive Committee

The Executive Committee has all the powers of the Board of Directors, except as prohibited by applicable law or BlackRock’s amended and restated bylaws and except to the extent another committee has been accorded authority over the matter, and can exercise such powers between meetings of the Board of Directors. The Executive Committee is presently composed of Ms. Robinson and Messrs. Fink (Chairman), Nickell and Rohr.

Consideration of Director Candidates

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below under “—Identifying and Evaluating Candidates for Director.” In evaluating such recommendations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth below under “—Director Qualifications.” Any stockholder recommendations for consideration by the Nominating and Governance Committee should include the nominee’s name and qualifications for membership on the Board of Directors. The recommending stockholder should also submit evidence of the stockholder’s ownership of shares of BlackRock, including the number of shares owned and the length of time of ownership. The recommendation should be addressed to the Corporate Secretary, BlackRock, Inc., 40 East 52nd Street, New York, New York 10022.

In addition, the amended and restated bylaws of BlackRock permit stockholders to nominate directors for consideration at an annual stockholders’ meeting. For information on the requirements governing stockholder nominations for the election of directors to be made at an annual meeting of stockholders, please see “Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Stockholders.”

Director Qualifications

BlackRock’s Corporate Governance Guidelines contain Board of Directors membership criteria that apply to candidates recommended by the Nominating and Governance Committee for a position on BlackRock’s Board of Directors. The minimum qualifications for serving as a member of the Board of Directors are that a person demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board of Directors’ oversight of the business and affairs of BlackRock and that a person have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, nominees for director are selected on the basis of, among other things, experience, knowledge, skills, expertise, diversity, ability to make independent analytical inquiries, understanding of BlackRock’s business environment and willingness to devote adequate time and effort to the responsibilities of the Board of Directors. Each director must represent the interests of all of BlackRock’s stockholders.

Identifying and Evaluating Candidates for Director

The Nominating and Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Nominating and Governance Committee if they become aware of persons meeting the criteria described above. The Nominating and Governance Committee also may engage firms that specialize in identifying director candidates. As described above, the Nominating and Governance Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Nominating and Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration, the Chairman or a person designated by the Nominating and Governance Committee will contact the candidate. Generally, if the candidate expresses a willingness to be considered and to serve on the Board of Directors, the Nominating and Governance Committee

requests information from the candidate and reviews the candidate’s accomplishments and qualifications. The Nominating and Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although the Committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Each of the nominees for election to our Board of Directors this year has previously served as a BlackRock director.

Messrs. Dunn and Dammerman were appointed to the Board of Directors in August 2005 and November 2005, respectively. Messrs. Dunn and Dammerman were recommended for consideration by the Nominating and Governance Committee based on the recommendation of a non-management director, Mr. O’Brien, who is the Chairman of the Nominating and Governance Committee.

Executive Sessions

Executive sessions of non-management directors are held quarterly. “Non-management directors” include all directors who are not BlackRock officers. Currently, Messrs. Fink and Schlosstein are the only BlackRock officers serving on the Board of Directors. Each session is chaired by one of the non-management members of the Board of Directors on a rotating basis, determined alphabetically for the year’s sessions. Any non-management director can request that an additional executive session be scheduled.

Communications with the Board

The Board of Directors has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board of Directors (including without limitation the director that presides over the executive sessions of non-management directors, or the non-management directors as a group), any Board of Directors committee or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, any individual directors or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent c/o Corporate Communications Department, BlackRock, Inc., 40 East 52nd Street, New York, New York 10022. To communicate with any of our directors electronically, stockholders should go to our corporate website at www.blackrock.com. Under the headings “About BlackRock / Investor Relations / Corporate Governance / Communicate with our Board of Directors,” you will find a link that may be used for writing an electronic message to the Board of Directors, any individual director, or any group or committee of directors.

All communications received as set forth in the preceding paragraph will be opened by a member of each of BlackRock’s Corporate Communications and Legal and Compliance Departments for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material, will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any group or committee of directors, sufficient copies of the contents will be made for each director who is a member of the group or committee to which the envelope or e-mail is addressed. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Compensation of Directors

Directors who are also employees of BlackRock or PNC receive no compensation for serving as directors or committee members. Directors who are not employees of BlackRock or PNC each receive an annual retainer of $75,000 per year and are reimbursed for reasonable travel and related expenses. In addition, the chairman of the Audit Committee receives an additional annual retainer of $15,000, and each director who serves as a member of the Audit Committee receives an additional annual retainer of $10,000. The Chairman of the Management Development and Compensation Committee receives an additional annual retainer of $10,000, and each nonemployee director who serves as a member of the Management Development and Compensation Committee receives an additional annual retainer of $7,500. Further, each nonemployee director receives $1,500 for participation in a meeting of the Board of Directors and $1,000 for participation in a meeting of the Audit or Management Development and Compensation Committees.

Each nonemployee director will receive at least $25,000 of his or her annual retainer in the form of class A common stock valued at fair market value, pursuant to BlackRock’s Nonemployee Directors Stock Compensation Plan. In addition, each nonemployee director may elect to receive class A common stock valued at fair market value in lieu of all or a portion of this compensation in excess of $25,000, pursuant to this Plan.

In February 2006, the Board of Directors approved the Management Development and Compensation Committee’s recommendation to increase the compensation paid to nonemployee directors. Effective March 31, 2006, in addition to the compensation described above, each nonemployee director will receive an annual grant of $100,000 in restricted stock units of BlackRock, Inc. that will be settled on the earlier of (i) the third anniversary of the date of grant and (ii) the date such nonemployee director ceases to be a member of the Board of Directors.

CORPORATE GOVERNANCE

The Board of Directors has adopted Corporate Governance Guidelines that address the following key corporate governance subjects, among others: director qualification standards; director responsibilities; director access to management and, as necessary and appropriate, independent advisors; director compensation; director orientation and continuing education; management succession; and an annual performance evaluation of the Board of Directors. The Board of Directors has also adopted a Code of Business Conduct and Ethics for BlackRock’s directors, officers, and employees which addresses these important topics, among others: conflicts of interest; corporate opportunities; confidentiality of information; fair dealing; protection and proper use of BlackRock assets; compliance with laws, rules and regulations (including insider trading laws); and encouraging the reporting of any illegal or unethical behavior.

BlackRock’s Corporate Governance Guidelines and Code of Business Conduct and Ethics are available at our corporate website at www.blackrock.com under the headings “About BlackRock  /  Investor Relations  /  Corporate Governance.” Further, BlackRock will provide a copy of these documents without charge to each stockholder upon written request. Requests for copies should be addressed to the Corporate Secretary, BlackRock, Inc., 40 East 52nd Street, New York, New York 10022.

In addition, BlackRock has adopted a Code of Ethics for Chief Executive and Senior Financial Officers which addresses these important topics, among others: conflicts of interest; compliance with laws, rules and regulations; and encouraging the reporting of any illegal or unethical behavior. The Code of Ethics is available at our corporate website at www.blackrock.com under the headings “About BlackRock / Investor Relations / Corporate Governance.” BlackRock intends to satisfy any disclosure requirements regarding any amendment to, or waiver from, a provision of this Code of Ethics by posting such information on its corporate website at www.blackrock.com under the headings “About BlackRock / Investor Relations / Corporate Governance.”

Stockholders are encouraged to visit the corporate governance section of the “About BlackRock  /  Investor Relations” page of the BlackRock website at www.blackrock.com for additional information about BlackRock’s Board of Directors and its committees, and corporate governance at BlackRock.

Report of the Audit Committee

In accordance with and to the extent permitted by the rules of the SEC, the information contained in the following Report of the Audit Committee shall not be incorporated by reference into any of BlackRock’s future filings made under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or under the Securities Act of 1933, as amended (the “Securities Act”), and shall not be deemed to be soliciting material or to be filed under the Exchange Act or the Securities Act.

Report of the Audit Committee

The Board of Directors has appointed an Audit Committee composed of three directors, each of whom is independent as defined in the NYSE listing standards. The Board of Directors has determined that Mr. Albertini is an “audit committee financial expert,” as that term is defined in the SEC rules.

The Board of Directors has adopted a written charter for the Audit Committee. A copy of that charter is available on our corporate website at www.blackrock.com under the headings “Investor Relations  /  Corporate Governance  /  Committee Charters.” The Audit Committee’s job is one of oversight as set forth in its charter. It is not the duty of the Audit Committee to prepare BlackRock’s financial statements, to plan or conduct audits, or to determine that BlackRock’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. BlackRock’s management is responsible for preparing BlackRock’s financial statements and for maintaining internal control over financial reporting and disclosure controls and procedures. The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations, and cash flows of BlackRock in conformity with generally accepted accounting principles.

The Audit Committee has reviewed and discussed BlackRock’s audited financial statements with management and with Deloitte & Touche LLP, BlackRock’s independent registered public accounting firm for 2005.

The Audit Committee has discussed with Deloitte & Touche LLP the matters required by Statement on Auditing Standards No. 61, as amended.

The Audit Committee has received from Deloitte & Touche LLP the written statements required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed Deloitte & Touche LLP’s independence with Deloitte & Touche LLP, and has considered the compatibility of nonaudit services with the independence of the independent registered public accounting firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in BlackRock’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE

William O. Albertini (Chairman)

Kenneth B. Dunn, Ph.D.

Murry S. Gerber

OWNERSHIP OF BLACKROCK COMMON STOCK

The following table sets forth certain information with respect to the beneficial ownership of BlackRock’s common stock as of March 27, 2006, by: (i) each person who is known by BlackRock to own beneficially more than 5% of any class of outstanding shares of BlackRock common stock; (ii) each of BlackRock’s directors; (iii) each of the executive officers named in the Summary Compensation Table; and (iv) all of the BlackRock executive officers and directors as a group.

Except as otherwise noted, each individual exercises sole voting power or investment power over the shares of common stock shown. The number of shares of common stock shown in the following security ownership table as beneficially owned by each director and executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. For purposes of the following security ownership table, beneficial ownership includes any shares of common stock as to which the individual has sole or shared voting power or investment power and also any shares of common stock which the individual has the right to acquire within 60 days of March 27, 2006, through the exercise of any option, warrant or right.

As of March 27, 2006, there were 19,826,716 shares of BlackRock’s class A common stock outstanding and 44,298,716 shares of BlackRock’s class B common stock outstanding.

	Amount of beneficial ownership of common stock	Percent of class A common stock outstanding	Percent of class B common stock outstanding
PNC Bancorp, Inc. One PNC Plaza 249 Fifth Avenue Pittsburgh, PA 15222	44,496,000	22.68%	90.30%
Select Equity Group, Inc. (1) 380 Lafayette Street New York, NY 10003	1,493,479	7.53%	—
William O. Albertini	16,372	*	—
Dennis D. Dammerman	213	*	—
William S. Demchak	—	—	—
Kenneth B. Dunn	484	*	—
Laurence D. Fink (2)(3)(4)(5)(6)	1,650,706	1.57%	3.02%
Murry S. Gerber	18,591	*	—
James Grosfeld	21,747	*	—
David H. Komansky	2,655	*	—
William C. Mutterperl	—	—	—
Frank T. Nickell	73,260	*	—
Thomas H. O’Brien	9,590	*	—
Linda Gosden Robinson	11,395	*	—
James E. Rohr	5,000	*	—
Ralph L. Schlosstein (2)(3)(4)(5)(6)	997,626	2.89%	*
Robert P. Connolly (3)(4)(5)(6)	54,325	*	*
Robert S. Kapito (2)(3)(4)(5)(6)	1,135,193	*	2.35%
Susan L. Wagner (3)(4)(5)(6)	496,984	*	1.01%
All directors and executive officers as a group (18 persons)	4,494,141	6.18%	7.34%

*	The number of shares of a class of common stock held by such individual is less than 1% of the outstanding shares of such class of common stock.

(1)	This information is obtained from a Schedule 13G/A dated as of February 14, 2006 and filed on February 15, 2006, by Select Equity Group, Inc., Select Offshore Advisors, LLC, and George S. Loening.
(2)	Includes shares of BlackRock common stock held jointly and/or indirectly.
(3)	Includes shares of BlackRock class A common stock subject to employee stock options held by the executive officers and either exercisable as of March 27, 2006, or exercisable within 60 days of that date. The shares subject to such options are as follows, for Messrs. Fink (112,500 shares), Schlosstein (60,000 shares), Kapito (52,500 shares) and Connolly (32,500 shares) and Ms. Wagner (37,500 shares).
(4)	Includes shares of BlackRock class A common stock held in PNC’s Incentive Savings Plan, a qualified employee benefit defined contribution plan, as of January 31, 2006.
(5)	Includes shares of restricted BlackRock class A common stock held by each of Messrs. Fink (43,587 shares), Schlosstein (26,369 shares), Kapito (20,610 shares) and Connolly (2,739 shares) and Ms. Wagner (5,441 shares).
(6)	Does not include unvested restricted stock units held by each of Messrs. Fink (29,831 units), Schlosstein (15,689 units), Kapito (14,915 units) and Connolly (3,093 units) and Ms. Wagner (9,722 units).

OWNERSHIP OF PNC COMMON STOCK

The following table sets forth certain information with respect to the beneficial ownership of PNC’s common stock as of March 7, 2006, by: (i) each of BlackRock’s directors; (ii) each of the executive officers named in the Summary Compensation Table; and (iii) all of the BlackRock executive officers and directors as a group.

Except as otherwise noted, each individual exercises sole voting power or investment power over the shares of PNC common stock shown. The number of shares of PNC common stock shown in the following security ownership table as beneficially owned by each director and executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose.

For purposes of the following security ownership table, beneficial ownership includes any shares of PNC common stock as to which the individual has sole or shared voting power or investment power and also any shares of PNC common stock which the individual has the right to acquire within 60 days of March 7, 2006, through the exercise of any option, warrant or right.

	Amount of beneficial ownership of PNC common stock*
William O. Albertini	—
Dennis D. Dammerman	—
William S. Demchak	489,443	(1)(2)(4)
Kenneth B. Dunn	—
Laurence D. Fink	157,278	(1)(2)
Murry S. Gerber	—
James Grosfeld	—
David H. Komansky	—
Frank T. Nickell	—
Thomas H. O’Brien	418,806	(1)(2)
Linda Gosden Robinson	—
James E. Rohr	1,826,939	(1)(2)(3)
Ralph L. Schlosstein	81,666	(2)
William C. Mutterperl	250,579	(1)(2)
Robert P. Connolly	3,334	(2)
Robert S. Kapito	54,940	(1)(2)
Susan L. Wagner	17,732	(1)(2)
All directors and executive officers as a group (18 persons)	3,300,717

*	As of March 7, 2006, there were 294,850,255 shares of PNC’s common stock issued and outstanding. The number of shares of PNC common stock held by each individual is less than 1% of the outstanding shares of PNC common stock; the total number of shares of PNC common stock held by the group is approximately 1% of the class. These percentages were calculated by adding shares subject to employee stock options to the foregoing number, if the options were either exercisable as of March 7, 2006, or exercisable within 60 days of that date.
(1)	Includes shares of PNC common stock held in PNC’s Incentive Savings Plan, a qualified employee benefit defined contribution plan.
(2)	Includes shares of PNC common stock subject to employee stock options held by the directors and executive officers and either exercisable as of March 7, 2006, or exercisable within 60 days of that date. The shares subject to such options are as follows, for Messrs. Fink (151,667 shares), Schlosstein (81,666 shares), Kapito (49,400 shares), Demchak (237,562 shares), Mutterperl (208,500 shares), O’Brien (252,250 shares), Rohr (1,340,984 shares) and Connolly (3,334 shares) and Ms. Wagner (15,000 shares).

(3)	Includes 458 shares of PNC common stock held by Mr. Rohr indirectly as custodian for daughter; 58,200 shares owned by spouse and 9,055 shares held as assets of a grantor retained annuity trust.
(4)	Includes shares held jointly with spouse.

COMPENSATION OF EXECUTIVE OFFICERS

Summary of Compensation

The following summary compensation table sets forth information concerning compensation earned for the years 2003 through 2005 by BlackRock’s chief executive officer and the next four most highly compensated executive officers.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation					Long-Term Compensation				All Other Compensation ($)
		Salary ($)	Bonus ($)		Other Annual Compensation ($)		Restricted Stock Award(s) ($)		Securities Underlying Options/ SARs (#)
Laurence D. Fink	2005	500,000	10,125,000	(1)	287,782	(2)	3,749,906	(3)	—		12,600	(4)
Chairman and	2004	500,000	7,210,000	(5)	78,324	(6)	2,400,000	(7)	25,000	(8)	12,300
Chief Executive Officer	2003	500,000	6,101,991	(9)	—		2,425,000	(10)	25,000	(8)	12,000

Ralph L. Schlosstein	2005	400,000	5,325,000	(1)	156,299	(2)	1,972,186	(3)	—		12,600	(4)
President	2004	400,000	4,370,000	(5)	—		1,460,000	(7)	10,000	(8)	12,300
	2003	400,000	3,401,588	(9)	—		1,460,000	(10)	10,000	(8)	12,000

Robert S. Kapito	2005	350,000	11,290,500	(1)	153,640	(2)	1,874,890	(3)	—		12,600	(4)
Vice Chairman	2004	350,000	7,977,915	(5)	—		1,350,000	(7)	—		12,300
	2003	350,000	2,341,037	(9)	—		959,450	(10)	—		12,000

Susan L. Wagner Vice Chairman and Chief Operating Officer(13)	2005	250,000	2,000,000	(1)	—		1,222,104	(3)	—		12,600	(4)

Robert P. Connolly	2005	250,000	1,050,000	(1)	—		388,806	(3)	—		10,869	(4)
General Counsel	2004	250,000	1,000,000	(5)(11)	—		175,000	(7)	—		10,346
	2003	250,000	743,750	(9)(12)	—		131,250	(10)	—		12,000

(1)

25% of the total 2005 incentive awards paid to Messrs. Fink, Schlosstein and Connolly and 25% of the total 2005 incentive award paid to Mr. Kapito (other than the $6,228,000 bonus paid to Mr. Kapito in respect of certain BlackRock alternative investment products) were awarded to such executive officers in the form of discounted restricted stock units of BlackRock class A common stock. The amount shown in the Bonus column represents 75% of the total 2005 incentive awards, prior to giving effect to the 10% discount applicable to such restricted stock units, and excluding, for this purpose, the $6,228,000 bonus paid to Mr. Kapito for 2005 in respect of BlackRock alternative investment products. The restricted stock units were awarded on January 23, 2006 under BlackRock’s 1999 Stock Award and Incentive Plan (the “Incentive Plan”). The restricted stock units granted in respect of the total 2005 incentive award, vest ratably over a three-year period beginning on January 31, 2007 and each of the next two anniversaries of that date. The aggregate dollar value of the restricted stock units (based on the value of the underlying stock on January 23, 2006) is shown in the Restricted Stock Award(s) column of this table for 2005 and additional details are provided in footnote (3) of this Summary Compensation Table and in the Management Development and

Compensation Committee Report contained in this Proxy Statement under the caption Annual Incentive Awards. 100% of the 2005 incentive award paid to Ms. Wagner was paid in cash.
(2)	For Messrs. Fink, Schlosstein and Kapito, $270,671, $156,299 and $153,640, respectively, is attributable to the executive officer’s personal use of aircraft services that BlackRock obtains from a third party supplier and these amounts reflect the incremental cost to BlackRock to obtain the aircraft services. BlackRock’s policy with respect to personal aircraft use by its executive officers is to impute income to the executive officer with respect to the executive officer’s first 25 hours of use equal to BlackRock’s cost of obtaining the aircraft services. With respect to use in excess of 25 hours, the executive officer reimburses BlackRock for a portion of the cost of the airplane services and in respect of the portion not reimbursed BlackRock will impute income to the executive officer. Also includes $17,111 of imputed income for the cost of providing a leased car and driver for Mr. Fink’s personal use.
(3)	The dollar values equal the aggregate value of 29,831, 15,689, 14,915, and 3,093 restricted stock units for BlackRock class A common stock awarded to Messrs. Fink, Schlosstein, Kapito and Connolly, respectively, on January 23, 2006 under the Incentive Plan in lieu of the payment of cash for 25% of their 2005 incentive awards. The restricted stock units granted to Messrs. Fink, Schlosstein, Kapito and Connolly vest one-third on each anniversary of January 31, 2006. The dollar value for Ms. Wagner represents the grant on January 23, 2006 of 9,722 restricted stock units for BlackRock class A common stock under the Incentive Plan in recognition of her promotion to Chief Operating Officer. The restricted stock units granted to Ms. Wagner vest in three installments equal to 53%, 23.5% and 23.5%, respectively, beginning on January 31, 2007 and each of the next two anniversaries of that date. The dollar values reflect the fact that the awards of restricted stock units to Ms. Wagner and Messrs. Fink, Schlosstein, Kapito and Connolly were based on a price equal to 90% of the average of the high and low price per share of class A common stock of BlackRock on January 23, 2006. Voting rights do not attach to restricted stock units, but our executive officers will be paid dividend equivalents in respect of the restricted stock units they hold at the same time as dividends are paid on shares of our class A common stock. As of December 31, 2005, Ms. Wagner and Messrs. Fink, Schlosstein, Kapito and Connolly, respectively, held 5,441, 43,587, 26,369, 20,610 and 2,739 shares of restricted stock, with values of $590,240, $4,728,318, $2,860,509, $2,235,773 and $297,127.
(4)	Represents a matching contribution to the PNC Incentive Savings Plan for Ms. Wagner and Messrs. Fink, Schlosstein, Kapito and Connolly.
(5)	Approximately 25% of the total 2004 incentive awards paid to Messrs. Fink and Schlosstein, approximately 25% of the total 2004 incentive awards paid to Mr. Kapito (other than the $3,927,915 bonus paid to Mr. Kapito in respect of certain BlackRock alternative investment products), and approximately 15% of the total 2004 incentive awards paid to Mr. Connolly was awarded in the form of restricted shares of BlackRock class A common stock. The amount shown in the Bonus column represents approximately 75% or 85%, as applicable, of the total 2004 incentive awards, but excluding, for this purpose, the $3,927,915 bonus paid to Mr. Kapito in 2004 in respect of BlackRock’s alternative investment products. The restricted shares were awarded on January 21, 2005 under the Incentive Plan. The restricted shares vest ratably over a three-year period beginning on December 15, 2005 and each of the next two anniversaries of that date. The aggregate dollar value of the restricted shares is shown in the Restricted Stock Award(s) column of this table for 2004, and additional details are provided in footnote (7) of this Summary Compensation Table.
(6)	Includes $59,348 attributable to the incremental cost to BlackRock for Mr. Fink’s personal use of aircraft services that BlackRock obtains from a third party supplier. Also includes $18,976 of imputed income for the cost of providing a leased car and driver for Mr. Fink’s personal use.
(7)	The dollar values equal the aggregate value of 30,249, 18,401, 17,015, and 2,205 restricted shares of BlackRock class A common stock awarded to Messrs. Fink, Schlosstein, Kapito and

Connolly, respectively, on January 21, 2005 under the Incentive Plan in lieu of the payment of cash for a portion of their 2004 incentive awards. The executive officers are entitled to vote and to receive dividends on the restricted shares.

(8)	Represents options to purchase 25,000 and 10,000 shares of PNC common stock granted to each of Messrs. Fink and Schlosstein, respectively on January 6, 2004, at an exercise price of $54.04 and on January 3, 2003 at an exercise price of $43.81. These options become exercisable one-third ratably over a three-year period beginning on the first anniversary of the grant. BlackRock did not grant any options to purchase BlackRock class A common stock in 2005, 2004 or 2003 to any of the executive officers listed in this Summary Compensation Table.
(9)	Messrs. Fink, Schlosstein, Kapito, and Connolly received approximately 28%, 30%, 29%, and 15%, respectively of their 2003 incentive award in the form of restricted shares of BlackRock class A common stock. The restricted shares were awarded on December 15, 2003 under the Incentive Plan. The restricted shares vest ratably over a four-year period beginning on the first anniversary of the grant. The aggregate dollar value of the restricted shares is shown in the Restricted Stock Award(s) column of this table for 2003, and additional details are provided in footnote (10) of this Summary Compensation Table.
(10)	The dollar values equal the aggregate value of 46,841, 28,201, 18,532, and 2,535 restricted shares of BlackRock class A common stock awarded to Messrs. Fink, Schlosstein, Kapito and Connolly, respectively, on December 15, 2003 under the Incentive Plan in lieu of the payment of cash for a portion of their 2003 incentive awards. The executive officers are entitled to vote and to receive dividends on the restricted shares.
(11)	Includes an involuntary deferral by BlackRock with respect to fiscal year 2004 of $117,500 from Mr. Connolly’s bonus under BlackRock’s Involuntary Deferred Compensation Plan (the “IDCP”). The IDCP provides for a 20% match by BlackRock on this amount of $23,500 to Mr. Connolly. Pursuant to the terms of the IDCP, (i) the deferred amount will vest one-third ratably over a three-year period beginning on January 27, 2006, (ii) the 20% match made by BlackRock will vest on January 27, 2008, and (iii) any gains on the deferred amount and the 20% match will vest on January 27, 2008. Payment of these deferred amounts is contingent on continued employment. Messrs. Fink, Schlosstein and Kapito were not obligated to participate in the IDCP since approximately 25% of their 2004 bonus was already deferred by the grant of restricted shares. See footnotes (5) and (6) of this Summary Compensation Table.
(12)	Includes an involuntary deferral by BlackRock with respect to fiscal year 2003 of $87,500 from Mr. Connolly’s bonus under the IDCP. The IDCP provides for a 20% match by BlackRock on this amount of $17,500 to Mr. Connolly. Pursuant to the terms of the IDCP, (i) the deferred amount will vest one-third ratably over a three-year period beginning on January 29, 2005, (ii) the 20% match made by BlackRock will vest on January 29, 2007, and (iii) any gains on the deferred amount and the 20% match will vest on January 29, 2007. Payment of these deferred amounts is contingent on continued employment. Messrs. Fink, Schlosstein and Kapito were not obligated to participate in the IDCP since approximately 28% of their 2003 bonus was already deferred by the grant of restricted shares. See footnotes (8) and (9) of this Summary Compensation Table.
(13)	Ms. Wagner became an executive officer on September 28, 2005.

BlackRock Stock Options

During 2005, BlackRock did not grant any stock options or stock appreciation rights to any of the executive officers named in the Summary Compensation Table.

PNC Stock Options

During 2005, PNC did not grant any stock options or appreciation rights to any of the executive officers named in the Summary Compensation Table.

Exercise of BlackRock Options

The following table sets forth information concerning the exercise of BlackRock stock options during 2005 by each of the executive officers named in the Summary Compensation Table and the fiscal year-end value of unexercised options. The dollar values shown were calculated by determining the difference between: (i) the closing price of BlackRock common stock on the NYSE on December 30, 2005 ($108.48) and (ii) the exercise prices of the various options held by the named executive officer as of December 30, 2005.

Aggregated BlackRock Option Exercises in Last Fiscal Year and Fiscal Year-End Options Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised BlackRock Options At Fiscal Year-End (#)		Value of Unexercised In-the-Money BlackRock Options at Fiscal Year-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Laurence D. Fink	—	—	112,500	500,000	$7,697,750	$35,560,000
Ralph L. Schlosstein	—	—	60,000	275,000	3,910,050	19,558,000
Robert S. Kapito	—	—	52,500	225,000	3,787,700	16,002,000
Susan L. Wagner	—	—	37,500	90,000	2,810,188	6,400,800
Robert P. Connolly	—	—	32,500	60,000	2,484,350	4,267,200

Exercise of PNC Options

The following table sets forth information concerning the exercise of PNC stock options during 2005 by each of the executive officers named in the Summary Compensation Table and the fiscal year-end value of unexercised options. The dollar values shown were calculated by determining the difference between: (i) the closing price of PNC common stock on the NYSE on December 30, 2005 ($61.83) and (ii) the exercise prices of the various options held by the named executive officer as of December 30, 2005.

Aggregated PNC Option Exercises in Last Fiscal Year and Fiscal Year-End Options Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised PNC Options At Fiscal Year-End (#)		Value of Unexercised In-the-Money PNC Options at Fiscal Year-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Laurence D. Fink	—	—	135,000	25,001	$1,178,481	$194,758
Ralph L. Schlosstein	—	—	74,999	10,001	628,232	77,908
Robert S. Kapito	—	—	49,400	—	543,815	—
Susan L. Wagner	—	—	15,000	—	100,544	—
Robert P. Connolly	—	—	3,334	—	51,683	—

PNC Pension Plan

Mr. Connolly is the only BlackRock executive officer participating in PNC’s pension plan. Effective June 30, 2004, BlackRock employees are not eligible to accrue additional benefits under the PNC pension plan. Based on benefits that he had accrued prior to June 30, 2004, and assuming a 7% interest rate applied to his account balance, Mr. Connolly would receive an estimated total annual benefit upon retirement at age 65 (including those payable by supplemental non-qualified pension plans) of $35,167. These benefits are payable in the form of single life annuities.

Report of the Management Development and Compensation Committee

The following is the compensation report to stockholders on BlackRock’s executive compensation policies with respect to compensation reported for fiscal year 2005. In accordance with the rules of the SEC, this report shall not be incorporated by reference into any of BlackRock’s future filings made under the Exchange Act or under the Securities Act, and shall not be deemed to be soliciting material or to be filed under the Exchange Act or the Securities Act.

Management Development and Compensation Committee
Report on Executive Compensation for Fiscal Year 2005

Introduction

The Management Development and Compensation Committee’s key compensation-related responsibilities are as follows:

•	Review BlackRock’s executive compensation program and determine whether it remains effective to attract, motivate, and retain executive officers capable of making significant contributions to the long-term success of BlackRock, consistent with stockholder interests;

•	Review and adopt, or recommend to the Board of Directors, as appropriate, the adoption of new, or the amendment of existing, executive compensation plans, consistent with the best interests of BlackRock’s stockholders;

•	Perform such duties and responsibilities as may be assigned under the terms of any executive compensation plan, including the periodic review and final approval of BlackRock’s annual incentive compensation expense;

•	Consult with the chief executive officer regarding, and approve in its discretion, actions involving the base salaries, incentive awards and grants, and long-term awards with respect to the executive officers;

•	Review perquisites and other personal benefits provided to BlackRock’s executive officers; and

•	Review and prepare reports and other material related to executive compensation disclosure.

The Management Development and Compensation Committee functions as follows:

•	Utilizes compensation data from appropriate comparable companies in the financial services industry and key management positions obtained from nationally-recognized independent compensation consulting firms. This compensation data covers a peer group of selected investment management and investment banking industry companies which compete in markets served by BlackRock;

•	Reviews and aligns BlackRock’s financial performance with the compensation paid to its executive officers; and

•	Obtains assistance from:

•	A nationally-recognized independent compensation consulting firm; and

•	BlackRock’s internal support staff.

BlackRock’s executive compensation program is designed to:

•	Attract, motivate and retain executive officers capable of making significant contributions to BlackRock’s long-term success, consistent with stockholder interests;

•	Place a significant proportion of an executive officer’s total compensation at risk by linking it to BlackRock’s financial and common stock price performance; and

•	Align the interests of executive officers with those of stockholders.

The three primary components of BlackRock’s executive compensation program are base salary, annual incentive awards (bonus) and long-term incentive awards.

Base Salary

BlackRock’s philosophy is to set base salaries for executive officers at a level consistent with but not driven by market practice. Base salary may be adjusted from time to time but generally represents a small portion of total compensation. This fixed element of total compensation is not typically influenced by individual merit or performance measures.

Annual Incentive Awards

In contrast, annual bonus and long-term incentive awards represent variable components of total compensation. These elements represent a higher percentage of total compensation than is typical in the investment management industry. This enables BlackRock to reward executive officers for their individual contributions as well as the achievement of annual financial goals while ensuring that executive pay is closely aligned to the short- and long-term interests of shareholders.

For the 2005 award period, annual incentive awards were made to Mr. Fink and the other four executive officers listed in the Summary Compensation Table pursuant to the Amended and Restated BlackRock, Inc. 1999 Annual Incentive Performance Plan (the “Performance Plan”). The Performance Plan is designed to permit the payment of annual incentive awards that are intended to qualify as deductible, performance-based compensation under Section 162(m) of the Internal Revenue Code. Mr. Kapito also received a bonus in respect of certain BlackRock alternative investment products.

For 2005, the Management Development and Compensation Committee took the actions necessary to arrive at the amount of the annual incentive award under the Performance Plan for each of the five executive officers listed in the compensation tables. Among other things, the Management Development and Compensation Committee: confirmed the identity of the executive officers eligible to receive an annual incentive award; approved the size of the compensation pool for the 2005 award period relying on financial information provided by BlackRock’s officers; and approved the amount of the authorized incentive award to be paid to each participant.

The 2005 corporate incentive pool was based on a percentage of pre-incentive operating income, as determined by the Management Development and Compensation Committee. For 2005, the five executive officers listed in the Summary Compensation Table shared in a compensation pool equal to 18% of the maximum corporate incentive pool permitted. This excludes direct compensation of $6,228,000 earned by Mr. Kapito in respect of certain BlackRock alternative investment products. During the first quarter of 2005, the Management Development and Compensation Committee assigned a percentage incentive award amount for each of the five executive officers listed in the Summary Compensation Table. The percentage incentive award amount represents the maximum percentage of the compensation pool a participant can receive for the 2005 award period. The sum of all percentages assigned cannot exceed 100%.

The Management Development and Compensation Committee may exercise its discretion to reduce or eliminate an executive officer’s award, based on its assessment of the officer’s performance. There are a number of factors that affect the amount of an executive officer’s incentive award payment, including:

•	Primary factors: earnings per share goals and overall operating profitability of BlackRock.

•	Other factors: growth in assets (sales) and implementation of critical processes in connection with BlackRock’s strategic positioning for future performance and growth.

In order to motivate and retain BlackRock’s executive officers, 25% of the annual incentive award paid under the Performance Plan to Mr. Fink and three other named executive officers (other than Ms. Wagner) was awarded in the form of restricted stock units under the Incentive Plan. A restricted stock unit represents an unsecured promise to value in the future in the form of a share of BlackRock class A common stock for each restricted stock unit. The number of restricted stock units awarded was determined by dividing the dollar value of the award by 90% of the average of the high and low price of BlackRock class A common stock on January 23, 2006. A 10% discount to the fair market value on that date was provided to all employees, including executive officers, in recognition of the growth in stock price over the compensation decision-making period prior to award date. The restricted stock units vest ratably over a three-year period commencing on January 31, 2007.

Certain key employees, including the executive officers, may voluntarily defer all or a portion of their annual incentive award pursuant to the BlackRock, Inc. Voluntary Deferred Compensation Plan (the “VDCP”). Pursuant to the terms of the VDCP, these deferred amounts are immediately vested. For fiscal year 2005, none of the executive officers set forth in the Summary Compensation Table elected to defer a portion of their bonus pursuant to the VDCP.

Long-term Incentive Awards

Long-term incentives are designed to align the interests of employees with long-term stockholder interests. In October 2002, BlackRock’s Board of Directors and Management Development and Compensation Committee approved the BlackRock, Inc. 2002 Long-Term Retention and Incentive Plan (the “Performance-Based Retention Plan”). Under the Performance-Based Retention Plan, BlackRock granted $231 million in deferred compensation awards (the “Compensation Awards”), with payment subject to the achievement of certain performance hurdles. Those hurdles were met on March 31, 2005, when the daily average closing price of BlackRock common stock was at least $62 per share for a 3-month period beginning January 1, 2005, the earliest date that the hurdle could be achieved under the terms of the Performance-Based Retention Plan. In the third quarter of 2004, BlackRock commenced expense recognition associated with the Compensation Awards in anticipation of the achievement of the performance hurdles. No awards were granted to any of the executive officers in 2005 under the Performance-Based Retention Plan.

In January 2006, the Management Development and Compensation Committee made a special long-term incentive award of $1,100,000 to Ms. Wagner in recognition of her promotion to Chief Operating Officer. The award to Ms. Wagner was made in the form of restricted stock units granted under the Incentive Plan. The number of restricted stock units awarded to Ms. Wagner was determined by dividing the dollar value of the award by 90% of the average of the high and low price of BlackRock class A common stock on January 23, 2006. The restricted stock units granted to Ms. Wagner vest in three installments equal to 53%, 23.5% and 23.5%, respectively, beginning on January 31, 2007 and each of the next two anniversaries of that date.

Chief Executive Officer Compensation

In determining Mr. Fink’s compensation, the Management Development and Compensation Committee members considered Mr. Fink’s performance during the year. The categories upon which his performance was evaluated included: the growth in earnings and BlackRock’s profitability; BlackRock’s overall performance including growth in assets under management; and BlackRock’s strategic positioning for future performance and growth. The Management Development and Compensation Committee also considered Mr. Fink’s leadership, decision-making skills, experience and knowledge. Of these factors, BlackRock’s financial performance was given the most weight.

With input from a nationally recognized independent compensation consulting firm, the Management Development and Compensation Committee discussed matters affecting Mr. Fink’s compensation and compared it against a peer universe of investment management and investment banking industry companies that compete in markets serviced by BlackRock to determine whether BlackRock’s executive compensation program is consistent with market practices linking pay to performance. The independent compensation consultant used survey data and prepared a detailed report analyzing the business, financial and compensation practices in the investment management and investment banking industries.

Based on the foregoing, the Management Development and Compensation Committee authorized Mr. Fink’s compensation package for 2005, which included base salary and an incentive award with cash and non-cash components. The Management Development and Compensation Committee’s decisions regarding Mr. Fink’s compensation are reported to and discussed by the full Board of Directors at its next regularly scheduled meeting.

The Management Development and Compensation Committee authorized a base salary in the amount of $500,000 and an incentive award under the Performance Plan of $13,500,000. Mr. Fink received $10,125,000 of this incentive award in cash and the remainder in the form of restricted stock units issued under the Incentive Plan.

Mr. Fink’s incentive award under the Performance Plan was tied directly to BlackRock’s performance in 2005 in accordance with the criteria set forth above, which included the following:

•	2005 net income and diluted earnings per share totaled $233.9 million and $3.50 as compared to $143.1 million and $2.17, respectively for 2004.

•	2005 diluted earnings per share, as adjusted, rose 49.8% to $4.03. Diluted earnings per share ($3.50) was adjusted to reflect the PNC Performance-Based Retention Plan funding obligation ($0.45) and professional fees associated with the acquisition of SSRM Holdings, Inc. ($0.08), in order to arrive at the diluted earnings per share, as adjusted ($4.03).

•	Assets under management were a record $452.7 billion at December 31, 2005, up 32.5% from $341.8 billion at December 31, 2004.

Tax Policy

Section 162(m) of the Internal Revenue Code disallows a federal income tax deduction for compensation exceeding $1 million paid to the chief executive officer and any of the executive officers included in the compensation tables preceding this report unless the payments are made under qualifying performance-based plans. While the Management Development and Compensation Committee currently seeks to maximize the deductibility of compensation paid to such executive officers, it maintains flexibility to take other actions that may be based on considerations other than tax deductibility.

Conclusion

Based upon its review of BlackRock’s executive compensation program, the Management Development and Compensation Committee has concluded that the program’s basic structure is appropriate, competitive and effective to serve the purposes for which it was created.

MEMBERS OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

David H. Komansky (Chairman)

Dennis D. Dammerman

James Grosfeld

Frank T. Nickell

James E. Rohr

Management Development and Compensation Committee Interlocks and Insider Participation

Mr. Nickell, a director of BlackRock and a member of the Management Development and Compensation Committee, is the president and chief executive officer of Kelso & Company, a firm that manages private equity investment partnerships and private equity investments. Pursuant to a consulting agreement, Kelso & Company acts as a consultant to BlackRock Financial Management, Inc., an indirect wholly owned subsidiary of BlackRock. BlackRock Financial Management, Inc. paid or has payable $4.1 million in fees in 2005 pursuant to the consulting agreement with Kelso & Company. In addition, pursuant to an advisory agreement, Kelso & Company acts as an advisor to Magnetite Asset Investors L.L.C., a limited liability company created by BlackRock to pursue investment opportunities in the high yield markets. Magnetite Asset Investors L.L.C. paid or has payable $2.6 million in fees in 2005 pursuant to the advisory agreement with Kelso & Company.

In 2005, BlackRock and certain principals of Kelso & Company formed BlackRock Kelso Capital Advisors LLC (“BlackRock/Kelso”), a registered investment advisor to BlackRock Kelso Capital Corporation, a privately funded, business development company that provides debt and equity capital to middle-market companies. A Nickell family trust and other trusts for the benefit of individuals associated with Kelso & Company, for which Frank T. Nickell serves as a trustee, own an aggregate of 10.1% of BlackRock/Kelso.

Mr. Nickell will take part in all meetings and discussions of the Management Development and Compensation Committee, but will not take part in any decisions pertaining to the grant of stock options or restricted stock to any executive officer or any decisions pertaining to incentive compensation intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Mr. Rohr, a director of BlackRock and a member of the Management Development and Compensation Committee, is the chairman and chief executive officer of PNC and PNC Bank. Mr. Rohr will take part in all meetings and discussions of the Management Development and Compensation Committee, but will not take part in any decisions pertaining to the grant of stock options or restricted stock to any executive officer or any decisions pertaining to incentive compensation intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. See “Certain Relationships and Related Transactions—Transactions with PNC and its Subsidiaries.”

Mr. Fink’s Employment Agreement

Mr. Fink entered into an employment agreement with BlackRock with a term that commenced on October 10, 2002 and extends until the later of (i) the date that awards first become payable under the Performance-Based Retention Plan and (ii) the last possible date upon which any performance goal could be achieved under the Performance-Based Retention Plan.

During the term, Mr. Fink will serve as Chairman and Chief Executive Officer of BlackRock and will report directly to the Board of Directors, with full executive power as Chief Executive Officer of BlackRock and title and office and on a basis no less favorable than Mr. Fink’s duties, authorities and responsibilities prior to the commencement of the term.

During the term, Mr. Fink’s base salary will be no less than his base salary as of the commencement of the term. In addition, Mr. Fink will be eligible to earn, for each fiscal year during the term, an annual cash bonus on terms and conditions as determined by the Management Development and Compensation Committee. As determined by the Management Development and

Compensation Committee, Mr. Fink will be entitled to participate in BlackRock’s long-term incentive compensation arrangements on terms and conditions no less favorable than the terms and conditions generally applicable to Mr. Fink’s peer executives at BlackRock. In addition, Mr. Fink will be entitled to participate in all other incentive, savings and retirement plans, in each case, on terms and conditions no less favorable than the terms and conditions generally applicable to Mr. Fink’s peers, but in no event will Mr. Fink’s incentive, savings and retirement benefit opportunities be less favorable in the aggregate than his opportunities before the commencement of the term. During the term, Mr. Fink will also be entitled to fringe benefits as determined by the committee, but in no event will his fringe benefits be less favorable than the most favorable fringe benefits provided to him before the commencement of the term or, if more favorable, those provided generally at any time thereafter to Mr. Fink’s peers.

If, during the term, BlackRock terminates Mr. Fink’s employment other than for cause, death or disability or if Mr. Fink resigns for “deficient opportunity” (as defined in the agreement), BlackRock will pay to Mr. Fink as severance a lump sum of (i) a pro-rata annual bonus for the year in which the date of termination occurs and (ii) an amount equal to three times the sum of Mr. Fink’s annual base salary and bonus. For purposes of determining the amount of Mr. Fink’s severance payment, the bonus will be the highest annual bonus paid to Mr. Fink with respect to the three fiscal years ending prior to the date of termination. In addition, Mr. Fink and his spouse and dependents will be entitled to continuation of welfare benefits for three years following the date of termination and Mr. Fink’s equity incentive awards or other incentive awards will immediately vest and/or be paid in full and his stock options will, from and after such vesting, remain exercisable for the remainder of their respective terms. Under the terms of the agreement, BlackRock will pay all legal fees and expenses that Mr. Fink reasonably incurs as a result of any contest over the agreement.

If any payments or benefits that Mr. Fink receives are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, his employment agreement provides for an additional payment to him to restore him to the after-tax position that he would have been in, if the excise tax had not been imposed.

During Mr. Fink’s employment and for a period of one year thereafter, Mr. Fink will be subject to non-competition and non-solicitation of employees provisions. The non-competition provision will be inapplicable if Mr. Fink’s employment with BlackRock is terminated by BlackRock without cause, by reason of Mr. Fink’s death or disability or by Mr. Fink for deficient opportunity. During the term and thereafter, Mr. Fink has agreed not to disclose confidential information or to disparage BlackRock or its affiliates.

COMMON STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return on BlackRock’s class A common stock from December 31, 2000 through December 31, 2005, with the cumulative total return of the Standard & Poor’s 500 Stock Index (“S&P 500”) and the SNL Asset Manager Index*. The graph assumes the investment of $100 in BlackRock’s class A common stock and in each of the two indices on December 31, 2000 and the reinvestment of all dividends, if any.

	Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
BlackRock, Inc.	100.00	99.29	93.81	127.49	188.21	268.00
S&P 500	100.00	88.11	68.64	88.33	97.94	102.74
SNL Asset Manager Index	100.00	89.54	67.91	94.69	123.54	157.12

*	The SNL Asset Manager Index currently comprises the following companies: AllianceBernstein Holding L.P.; AllianceBernstein L.P.; Affiliated Managers Group, Inc.; Calamos Asset Management, Inc.; Cohen & Steers, Inc.; Franklin Resources, Inc.; BKF Capital Group, Inc.; BlackRock, Inc.; Eaton Vance Corp.; Federated Investors, Inc.; Gabelli Asset Management Inc.; U.S. Global Investors, Inc.; Hennessy Advisors, Inc.; Integrity Mutual Funds, Inc.; Janus Capital Group Inc.; Nuveen Investments, Inc.; Legg Mason, Inc.; SEI Investments Co.; T. Rowe Price Group, Inc.; Value Line, Inc.; Waddell & Reed Financial, Inc.; Westwood Holdings Group, Inc.; Winmill and Co.; and W.P. Stewart & Co. Ltd.

In accordance with the rules of the SEC, this section entitled “Common Stock Performance Graph” shall not be incorporated by reference into any future filings by BlackRock under the Securities Act or Exchange Act, and shall not be deemed to be soliciting material or to be filed under the Securities Act or the Exchange Act.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, Section 16 officers and persons who own more than ten percent of a registered class of BlackRock’s equity securities, to file reports of holdings of, and transactions in, BlackRock shares with the SEC and the NYSE. To the best of BlackRock’s knowledge, based solely on copies of such reports and representations from these reporting persons, we believe that in 2005, our directors, Section 16 officers and ten percent holders met all applicable SEC filing requirements, except that (i) through an oversight, we did not identify Joseph Feliciani, who became our principal accounting officer on or about March 28, 2001, as a Section 16 officer until November 2005, at which time he filed a Form 3 and a Form 4 disclosing nine late transactions, which constituted all of the transactions that occurred during the period in which he had been subject to Section 16 and (ii) Paul Audet, who was our chief financial officer at the time, filed a Form 4 two days late reporting six transactions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with PNC and its Subsidiaries

As of January 31, 2006, PNC beneficially owned approximately 85% of the combined voting power and approximately 70% of the shares of BlackRock’s outstanding common stock.

As of December 31, 2005, PNC related accounts maintained approximately $6.7 billion of investments in the BlackRock Funds, which represents approximately 26% of the assets in BlackRock Funds. For the year ended December 31, 2005, BlackRock earned approximately $27.2 million in investment advisory and administration fees on PNC related account investments in BlackRock Funds. BlackRock also earned $18.0 million in investment advisory and administration fees on PNC related account investments in BlackRock Liquidity Funds and a short-term investment fund. Assets under management from PNC affiliates also includes $12.2 million from BlackRock Liquidity Funds, $8.7 million from separate accounts and $0.7 million of other investments. BlackRock paid administration and servicing fees to PNC affiliates associated with maintaining these investments in 2005 totaling $16.8 million.

BlackRock acts as the investment advisor for certain separate accounts that are either sponsored by PNC affiliated entities or are PNC clients. In most instances, these advisory and administration services are provided in accordance with formal advisory agreements. BlackRock is generally compensated on the basis of fees calculated as a percentage of the market value of the assets under management. Investment advisory and administration fees for separate accounts associated with PNC affiliated entities other than BlackRock for 2005 amounted to $5.9 million.

BlackRock provides risk management advisory services to PNC’s corporate and line of business asset/liability management committees for which it received an annual fee of $5.4 million for 2005. BlackRock provides private client services to PNC Advisors, one of PNC’s businesses, for which it received an annual fee of $5.5 million for 2005.

Pursuant to an administrative services agreement, PNC provides BlackRock with certain management and administrative services. The services include legal, audit, employee benefit, payroll and information services. As consideration for these services, BlackRock pays PNC a monthly fee based on actual usage of the services or on defined formulas that, in management’s view, result in reasonable charges. Total expense for these services was $1.7 million for 2005.

BlackRock paid $1.1 million to PNC affiliates in 2005 for referrals of institutional clients and mutual fund distribution fees.

Tax Sharing Policy and Tax Disaffiliation Agreement with PNC

Through the completion of its initial public offering, BlackRock participated in the PNC and PNC Asset Management, Inc. tax sharing policies. The PNC tax sharing policy provides, among other things, that the consolidated federal income tax liability for all 80% or more owned subsidiaries of PNC included in the PNC consolidated federal income tax return will generally be allocated to each subsidiary based on their separately calculated liability. Because BlackRock and its subsidiaries were not eligible to join PNC’s consolidated federal income tax return after March 31, 1998, the provisions of such policy related to federal income taxes were not applicable to BlackRock for federal income tax periods beginning after that date. BlackRock has, however, participated in the PNC Asset Management, Inc. tax sharing policy, the provisions of which are generally identical to those of the PNC tax sharing policy, with respect to PNC Asset Management, Inc. consolidated federal income tax returns for taxable periods beginning after March 31, 1998. BlackRock was subject to the state and municipal provisions of the PNC tax sharing policy through the completion of the initial public offering. The PNC tax sharing policy generally provides that state and municipal income tax liabilities are determined as if each PNC subsidiary has filed a separate return. In the event that a state or municipality imposes income and/or franchise taxes on two or more individual PNC subsidiaries, on a consolidated, combined or unitary basis, the income tax liability is allocated to those subsidiaries whose business operations generated the liability.

On October 6, 1999, PNC and BlackRock entered into a tax disaffiliation agreement (the “Tax Disaffiliation Agreement”) that sets forth each party’s rights and obligations with respect to income tax payments and refunds for taxable periods before and after the completion of BlackRock’s initial public offering and also addresses related matters such as the filing of tax returns and the conduct of audits or other proceedings involving claims made by taxing authorities.

As described above, prior to the completion of BlackRock’s initial public offering, BlackRock and its subsidiaries were included in consolidated, combined and unitary income and franchise tax returns with PNC and/or certain of its subsidiaries, including PNC Asset Management, Inc. Under the Tax Disaffiliation Agreement, PNC or PNC Asset Management, Inc. is responsible for preparing and filing all of such consolidated, combined and unitary income tax returns. In addition, BlackRock generally agrees to indemnify PNC and PNC Asset Management, Inc. for income taxes relating to the taxable period, or portion thereof, beginning before the completion of the initial public offering to the extent such income taxes are attributable to BlackRock. BlackRock’s share of the income tax liability with respect to federal consolidated income tax returns including PNC and/or PNC Asset Management, Inc. generally is based upon the tax liability that would have been incurred by BlackRock and its subsidiaries if such group had filed its own federal consolidated income tax return and with respect to state or municipal combined or unitary income or franchise tax returns including PNC and/or certain of its subsidiaries is generally based upon an allocation to BlackRock of a percentage of the total tax liability based upon BlackRock’s level of activity in such state or municipality. PNC and PNC Asset Management, Inc. agreed to indemnify BlackRock for all other income and franchise taxes relating to the taxable period, or portion thereof, ending on or before the completion of BlackRock’s initial public offering. PNC and PNC Asset Management, Inc. also have exclusive control over any audits or other proceedings involving claims made by taxing authorities with respect to such consolidated, combined or unitary tax returns, notwithstanding that such audits or proceedings may result in a liability to BlackRock under the Tax Disaffiliation Agreement. PNC is obligated to consult with BlackRock and take the best interests of all parties into account in the conduct of such audits or proceedings.

Upon completion of the initial public offering, BlackRock began filing its own separate consolidated federal income tax return for taxable periods beginning after the date of BlackRock’s initial public offering. BlackRock will file separate state and municipal income and franchise tax returns or may be included in state and municipal income and franchise tax returns with one or more PNC subsidiaries on a combined or unitary basis. If BlackRock is included in a group’s combined or unitary state or municipal income tax filing with other PNC subsidiaries, BlackRock’s share of the group’s liability will generally be based upon an allocation to BlackRock of a percentage of the total tax liability based upon BlackRock’s level of activity in such state or municipality.

IPO Agreement with PNC

General

BlackRock entered into an initial public offering agreement, dated September 30, 1999, with PNC and PNC Asset Management, Inc. (as amended, the “IPO Agreement”) which governs the parties’ respective rights and duties with respect to BlackRock’s initial public offering, and sets forth covenants BlackRock and PNC have agreed to for various periods following the initial public offering. BlackRock and PNC have agreed to cause the termination of the IPO Agreement, subject to certain conditions. See “Certain Relationships and Related Transactions—Transaction Agreement; Termination of IPO Agreement and Stockholders Agreement with PNC.”

Subsequent Issuances of Common Stock and Additional Purchases of Common Stock by PNC

The IPO Agreement provides that at any time following BlackRock’s initial public offering until the date on which PNC or another person (a “PNC transferee”) beneficially owns less than a majority of the voting power of BlackRock’s capital stock (the “Trigger Date”), BlackRock will not, without PNC’s prior written consent, issue any shares of capital stock or any rights, warrants or options to acquire its capital stock except pursuant to employee benefit plans approved by the Board of Directors. The IPO Agreement further provides that until the Trigger Date, if BlackRock issues capital stock, PNC will be entitled, but not required, to purchase from BlackRock a number of shares of capital stock when it is issued so that PNC would continue to maintain the same proportionate economic and voting rights after the issuance as it had before the issuance of capital stock. If BlackRock issues capital stock for cash, PNC must pay the same per share price to purchase additional shares. In all other cases, the price that PNC must pay to purchase the additional shares of capital stock shall be the fair value of the class of capital stock and, with respect to class A common stock and class B common stock, shall be equal to the average of the closing prices of the class A common stock reported on the NYSE for the ten trading days prior to the completion of the issuance giving rise to PNC’s additional purchase right.

Change in Control of PNC or BlackRock

On October 10, 2002, BlackRock entered into an amendment to the IPO Agreement with PNC. The amendment provides that, subject to certain notice requirements and evaluation and cure periods, PNC must deposit its shares of voting stock and common stock of BlackRock into a voting trust and refrain from soliciting proxies from holders of outstanding BlackRock capital securities and, subject to certain exceptions, refrain from acquiring additional shares of BlackRock if, within twelve months following a change of control of PNC or a change of control of BlackRock, a majority of BlackRock’s independent directors determine that such change of control has a material adverse effect on BlackRock and that adverse effect is not cured within a further three-month period. Following the deposit of PNC’s shares into a voting trust as described above, PNC must, subject to the terms and conditions of the IPO Agreement, take one of the three following courses of action: (i) within two years, dispose of its ownership interest in BlackRock voting stock, such that neither PNC nor its affiliates is the beneficial owner of more than 4.9% of any class of voting stock of BlackRock (and any shares of class B common stock deposited by PNC into the voting trust will be converted to class A common stock upon the election of this option (i)); (ii) proceed as expeditiously as is commercially reasonable to offer to purchase all the outstanding

BlackRock capital securities not held by PNC or its affiliates at the applicable Change of Control Price (which is defined in the amendment); or (iii) proceed as expeditiously as is commercially reasonable to sell its ownership interest in BlackRock capital securities, such that neither PNC nor its affiliates is the beneficial owner of more than 4.9% of any class of voting stock of BlackRock, to a third party in a transaction in which such third party offers to purchase all the outstanding shares of BlackRock not held by PNC or its affiliates at a price per share not less than the price per share offered to PNC. If PNC takes action under option (ii) or (iii) above, all awards under the Performance-Based Retention Plan will vest and be immediately payable and all stock options granted under the Incentive Plan will vest and be exercisable.

A “change of control of PNC” will be deemed to occur when the board of directors of PNC determines that a change of control has occurred. However, at a minimum, a change of control will be deemed to occur if: (i) any person, excluding employee benefit plans, is the beneficial owner of securities of PNC representing (A) between 20% to 40%, unless otherwise approved by the board of directors of PNC, or (B) more than 40%, of the combined voting power of PNC’s then outstanding securities; (ii) PNC consummates a merger, consolidation, share exchange, division or other reorganization or transaction with any other corporation, other than a merger, consolidation, share exchange, division or other reorganization or transaction that results in the voting securities of PNC outstanding immediately prior thereto continuing to represent at least 60% of the combined voting power immediately after such transaction of (x) PNC’s outstanding securities, (y) the surviving entity’s outstanding securities, or (z) in the case of a division, the outstanding securities of each entity resulting from the division; (iii) the stockholders of PNC approve a plan of complete liquidation or winding-up of PNC or an agreement for the sale or disposition of all or substantially all PNC’s assets; (iv) as a result of a proxy contest, members of the board of directors of PNC prior to the contest cease to constitute at least a majority of the board of directors of PNC; or (v) for any reason, members of the board of directors of PNC at the outset of any period of 24 consecutive months cease at any point during that 24-month period to constitute at least a majority of the board of directors of PNC.

A “change of control of BlackRock” will be deemed to occur if: (i) due to a transfer of BlackRock voting stock, a person other than PNC or its affiliates holds a majority of the voting power of BlackRock’s voting stock; or (ii) whether by actual or threatened proxy contest or any merger, reorganization, consolidation or similar transaction, persons who are directors of BlackRock immediately prior to such proxy contest or the execution of the agreement pursuant to which such transaction is consummated (other than a director whose initial assumption of office was in connection with a prior actual or threatened proxy contest) cease to constitute a majority of the board of directors of BlackRock or any successor entity immediately following such proxy contest or the consummation of such transaction. Notwithstanding the foregoing, a transaction or series of transactions that is approved by a majority of BlackRock’s independent directors and pursuant to which all public stockholders and employees of BlackRock are given an opportunity to participate on substantially the same terms as PNC will not be deemed to constitute a change of control of BlackRock.

Other BlackRock Covenants

PNC continues to own a significant portion of BlackRock’s outstanding voting stock. As a result, PNC will continue to include BlackRock as a “subsidiary” for various financial reporting, accounting and other purposes. Accordingly, BlackRock has agreed to certain covenants in the IPO Agreement relating to access to information, accounting policies and procedures, public disclosures and regulatory reporting, discriminatory actions against PNC and compliance with PNC agreements.

Registration Rights Agreement with PNC and Certain Employee Stockholders

PNC and BlackRock employees who hold shares of class B common stock cannot freely sell such shares without registration under the Securities Act. Accordingly, BlackRock has entered into a Registration Rights Agreement, dated October 6, 1999, with PNC Asset Management, Inc. and BlackRock employee stockholders, to provide them with registration rights relating to shares of BlackRock class A common stock into which their shares of class B common stock are convertible. On October 10, 2002, BlackRock entered into an amendment to the Registration Rights Agreement with PNC. The amendment provides that nothing contained in the Registration Rights Agreement will be deemed to prohibit PNC or its affiliates from effecting a distribution (including, but not limited to, a spin-off or a split-off) of its BlackRock common stock to the public stockholders of PNC if PNC should decide to do so.

Stockholders Agreement with PNC and Certain Employee Stockholders

BlackRock, PNC Asset Management, Inc. and certain employees of BlackRock, or its affiliates, who hold shares of BlackRock class B common stock, have entered into an amended and restated stockholders agreement (the “Stockholders Agreement”). BlackRock and PNC have agreed to cause the termination of the Stockholders Agreement, subject to certain conditions. See “Certain Relationships and Related Transactions—Transaction Agreement; Termination of IPO Agreement and Stockholders Agreement with PNC.”

PNC and the employee stockholders have a voting arrangement regarding the election of directors, which is described in “Item 1: Election of Directors—Agreement on Certain Director Nominations.”

Under the terms of the Stockholders Agreement, all of the class B shares issued prior to September 1999 held by the employee stockholders may be transferred at any time; an incremental one-third of the shares issued in September 1999 may be transferred on and after each of the third, fourth and fifth anniversary dates of their issuance; and in the cases of subsequent issuances of class B common stock, such other dates as may be applicable thereto. If a holder of class B common stock attempts to transfer restricted shares of class B common stock in a transfer that is not permitted under, or would violate, the Stockholders Agreement, then that transfer will not be registered by BlackRock.

The Stockholders Agreement provides that any restrictions on shares held by an employee stockholder or permitted transferee will immediately lapse upon the termination of the employee’s employment by BlackRock without cause or good reason, or upon termination of the employee’s employment by reason of a deficient opportunity (as defined in the employment agreements) or as a result of death or disability. Immediately following the termination of an employee stockholder’s employment, all shares of unrestricted class B common stock then held by that employee will convert into shares of class A common stock.

The Stockholders Agreement and related provisions of the employment agreements provide that upon a termination of an employee’s employment by BlackRock for cause or, except for Mr. Fink, good reason or by the employee for any reason other than a deficient opportunity, death or disability, BlackRock must purchase all remaining restricted shares then held by the employee or valid transferee of the employee at the lower of:

•	the market value of the shares, which will be equal to the market value of shares of class A common stock; or

•	the cost at which the shares were originally acquired by the employee.

The Stockholders Agreement provides that any proposed transfer of class B common stock will be subject to a right of first refusal and, in certain circumstances, rights to participate in the proposed transfer by the other holders of class B common stock.

The right of first refusal and rights to participate in the proposed transfer are not applicable to transfers of shares of class B common stock among PNC affiliates, to transfers of shares by an employee stockholder to the estate, personal representative or certain family members of employee stockholders, or to certain entities which hold an economic interest for the benefit of any such persons or to BlackRock and to the transfer of shares registered in accordance with the terms of the Registration Rights Agreement. Any PNC transferee will be bound by the Stockholders Agreement and have the rights and obligations of PNC under the Stockholders Agreement.

If PNC or its affiliates or, following a change in control of PNC or BlackRock, any successor offers to purchase or purchases all outstanding shares of class A common stock or class B common stock or purchases sufficient shares of class A common stock to cause such stock to be delisted, it must also offer to purchase all outstanding shares of class B common stock or other capital stock held by employee stockholders at fair value, which, with respect to both class A common stock and class B common stock, shall be the highest price paid for class A common stock or class B common stock as applicable, and offer to cancel all BlackRock stock options held by each employee stockholder, if any, for a cash payment in an amount based upon the excess of the price offered to other stockholders over the exercise price of such stock options.

On October 10, 2002, BlackRock entered into an amendment to the Amended and Restated Stockholders Agreement with PNC. The amendment provides that nothing contained in the Amended and Restated Stockholders Agreement will be deemed to prohibit PNC or its affiliates from effecting a distribution (including, but not limited to, a spin-off or a split-off) of its BlackRock common stock to the public stockholders of PNC if PNC should decide to do so. The amendment also provides that the Amended and Restated Stockholders Agreement will remain in effect in the event PNC ceases to own shares of class B common stock as a result of such shares converting to shares of class A common stock in accordance with the terms of the IPO Agreement, as amended. A “change of control of PNC” and a “change of control of BlackRock” will have the same meanings assigned to such terms in the IPO Agreement, as amended.

Transaction Agreement; Termination of IPO Agreement and Stockholders Agreement with PNC

On February 15, 2006, BlackRock and two of its wholly owned subsidiaries, New Boise, Inc. (“New BlackRock”) and Boise Merger Sub, Inc. (“Merger Sub”) entered into a Transaction Agreement and Plan of Merger (the “Transaction Agreement”) with Merrill Lynch & Co., Inc. (“Merrill Lynch”). Pursuant to the terms of the Transaction Agreement, New BlackRock will become the public holding company for BlackRock’s businesses as the result of a merger of BlackRock with Merger Sub, and Merrill Lynch will contribute its investment management business, Merrill Lynch Investment Managers, via a capital contribution (the “Merrill Contribution”) to New BlackRock. At the effective time of the transactions, in consideration for the merger, the holder of each share of issued and outstanding BlackRock class A common stock and class B common stock will receive one share of common stock, par value $0.01 per share, of New BlackRock (“New BlackRock Common Stock”), and, in consideration for the Merrill Contribution, New BlackRock will issue to Merrill Lynch 65 million shares of capital stock of New BlackRock, subject to adjustment (the “Merrill Consideration”), which will be divided between shares of New BlackRock Common Stock and shares of series A non-voting participating preferred stock such that, after the consummation of the transactions, Merrill Lynch will hold no more than 45% of the common stock of New BlackRock and no more than 49.8% of the total issued and outstanding capital stock of New BlackRock. PNC would retain approximately 34% ownership of the combined company and the remainder would be held by employees and public shareholders. The transaction, which has been approved by the boards of directors of BlackRock, Merrill Lynch and PNC, is subject to various regulatory approvals, client consents, approval by BlackRock shareholders and other customary closing conditions, and is expected to close on or around September 30, 2006.

In connection with the Transaction Agreement, BlackRock entered into an Implementation and Stockholder Agreement, dated as of February 15, 2006 (the “Implementation and Stockholder Agreement”), with PNC and into the First Amendment, dated as of February 15, 2006, to the Share Surrender Agreement, dated as of October 10, 2002, among BlackRock, PNC and PNC Asset Management, Inc. (the “Share Surrender Agreement Amendment”). Pursuant to the terms of the Implementation and Stockholder Agreement, PNC agreed, among other things, following the consummation of the transactions contemplated by the Transaction Agreement, to limits on PNC’s ability to acquire additional shares of New BlackRock common stock, to certain transfer restrictions with respect to New BlackRock Stock owned by it and its affiliates and to vote all of its shares of New BlackRock common stock in accordance with the recommendation of the New BlackRock board of directors in all matters. In addition, PNC agreed to vote all of its BlackRock shares in favor of the transactions contemplated by the Transaction Agreement and to certain changes to the BlackRock board of directors necessary to consummate the transactions contemplated by the Transaction Agreement and to take certain other related actions. PNC also agreed under the terms of the Implementation and Stockholder Agreement to terminate, effective immediately prior to the consummation of the transactions contemplated by the Transaction Agreement, the Stockholders Agreement and the IPO Agreement.

The Share Surrender Agreement Amendment, among other things, reaffirms the obligations of PNC and its affiliates to make shares of BlackRock and New BlackRock capital stock available for certain equity compensation plans, and amends certain of the terms pursuant to which such shares shall be made available in connection with future long-term incentive programs.

Transactions with Directors, Executive Officers and Related Parties

Frank T. Nickell, a director of BlackRock since December 1999, is the president and chief executive officer of Kelso & Company, a firm that manages private equity investment partnerships and private equity investments. Pursuant to a consulting agreement, Kelso & Company acts as a consultant to BlackRock Financial Management, Inc., an indirect wholly owned subsidiary of BlackRock. BlackRock Financial Management, Inc. paid or has payable $4.1 million in fees in 2005 pursuant to the consulting agreement with Kelso & Company. In addition, pursuant to an advisory agreement, Kelso & Company acts as an advisor to Magnetite Asset Investors L.L.C., a limited liability company created by BlackRock to pursue investment opportunities in the high yield markets. Magnetite Asset Investors L.L.C. paid or has payable $2.6 million in fees in 2005 pursuant to the advisory agreement with Kelso & Company.

In 2005, BlackRock and certain principals of Kelso & Company formed BlackRock Kelso Capital Advisors LLC (“BlackRock/Kelso”), a registered investment advisor to BlackRock Kelso Capital Corporation, a privately funded, business development company that provides debt and equity capital to middle-market companies. A Nickell family trust and other trusts for the benefit of individuals associated with Kelso & Company, for which Frank T. Nickell serves as a trustee, own an aggregate of 10.1% of BlackRock/Kelso.

William C. Mutterperl has been a director of BlackRock since February 2003. Mr. Mutterperl’s brother is an account representative at investment bank Blaylock & Company and services an account through which BlackRock purchases bonds in the ordinary course of business.

Mr. Fink’s brother is the chief executive officer of Lawrence Investments, LLC, which is the parent company of Pillar Data Systems, and is the chairman and treasurer of Pillar Data Systems. BlackRock purchased computer storage space from Pillar Data Systems in December 2005 at a cost (including an initial maintenance fee) of approximately $60,000 and purchased additional computer storage space in 2006 at a cost of approximately $95,000.

Linda Gosden Robinson, a director of BlackRock since July 2004, is Chairman of Robinson Lerer & Montgomery, LLC (“RLM”), which provided strategic communications consulting services to BlackRock in 2005. BlackRock paid approximately $15,500 for services and expenses during 2005 to RLM. Such services are expected to continue at a substantially higher rate in 2006.

From time to time, certain directors, their family members, and related charitable foundations may have investments in various BlackRock investment vehicles or accounts. In addition, certain of the companies or affiliates of the companies that employ BlackRock’s independent directors may have investments in various BlackRock investment vehicles or accounts. These investments are entered into in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with similarly situated customers.

ITEM 2

APPROVAL OF AMENDMENTS TO THE BLACKROCK, INC. 1999 STOCK AWARD AND INCENTIVE PLAN

Proposed Amendments to the Incentive Plan

The BlackRock, Inc. 1999 Stock Award and Incentive Plan (the “Incentive Plan”) enables the Management Development and Compensation Committee to make discretionary stock option, stock appreciation, restricted stock, restricted stock unit, dividend equivalent and other long-term stock-based or cash-based awards to selected employees, non-employee directors and independent contractors of BlackRock and its present or future affiliates. The Board of Directors believes that the Incentive Plan is instrumental in attracting future Incentive Plan participants and in retaining and motivating current Incentive Plan participants.

BlackRock is asking stockholders to approve amendments to the Incentive Plan that would increase the number of shares of class A common stock authorized for issuance under the Incentive Plan from 9,000,000 to 14,000,000 shares and extend the term of the Incentive Plan from October 1, 2009 to March 27, 2016. The Board of Directors believes that the existing number of shares available under the Incentive Plan will not be sufficient to meet BlackRock’s anticipated needs to attract, reward and/or retain top talent. BlackRock anticipates making certain changes in the mix of cash and equity components of compensation in order to encourage stock ownership and enhance retention. The increase in the number of shares available under the Incentive Plan will allow the Board of Directors to increase the equity portion of total compensation. In addition, BlackRock intends to use shares under the Incentive Plan for grants under the Incentive Plan to replace the earned and paid awards under the 2002 Long-Term Retention and Incentive Plan. The Board of Directors believes that the combination of short-term and long-term incentives is instrumental in attracting new professionals and retaining top talent. The Incentive Plan is currently scheduled to terminate on October 1, 2009. The Board of Directors believes that the Incentive Plan continues to serve important purposes in the retention and motivation of key employees, and proposes that the Incentive Plan be extended until March 27, 2016.

Summary of Incentive Plan

The following summary of the material features of the Incentive Plan does not purport to be complete and is qualified by the specific provisions of the Incentive Plan, a copy of which is available to any stockholder of BlackRock upon written request to the Corporate Secretary of BlackRock at BlackRock’s principal executive offices. Requests for copies should be addressed to the Corporate Secretary, BlackRock, Inc., 40 East 52nd Street, New York, New York 10022.

Shares Available

An aggregate of 9,000,000 shares of class A common stock is currently authorized for issuance under the Incentive Plan. As of January 31, 2006, awards representing 5,149,332 shares of class A common stock were outstanding under the Incentive Plan and 2,431,249 shares of class A common stock remained available for grant. If BlackRock stockholders approve this proposal, an aggregate of 14,000,000 shares of BlackRock class A common stock will be authorized for grant under the Incentive Plan and 7,431,249 shares of class A common stock will remain available for grant. No more than 4,000,000 shares of class A common stock may be covered by stock-based awards to any single individual in any Incentive Plan year.

The number of shares of class A common stock authorized for issuance under the Incentive Plan, as well as the number of shares subject to outstanding awards and the annual limitation on grants to any single individual, are subject to equitable adjustment upon the occurrence of any stock dividend or other distribution, recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, or other similar corporate transaction or event.

Incentive Plan Administration

The Management Development and Compensation Committee administers the Incentive Plan. Other than Messrs. Nickell and Rohr, the Management Development and Compensation Committee consists exclusively of directors who are “non-employee directors” for purposes of Rule 16b-3 and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. Messrs. Nickell and Rohr do not take part in any decisions pertaining to the grant of stock options or restricted stock to any executive officer or any decisions pertaining to incentive compensation intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The Management Development and Compensation Committee has authority, subject to the provisions of the Incentive Plan, to, among other things, determine the persons to whom awards will be granted, determine the terms and conditions (including any applicable performance criteria) of the awards, and prescribe, amend and rescind rules and regulations relating to the Incentive Plan.

Eligibility

Grants of awards may be made under the Incentive Plan to selected employees, non-employee directors and independent contractors of BlackRock and its present or future affiliates, at the discretion of the Management Development and Compensation Committee. As of March 31, 2006, approximately 1,850 BlackRock employees were eligible for awards under the Incentive Plan. The closing price of a share of class A common stock on the NYSE on March 31, 2006 was $140.00. This is currently the only long-term incentive plan authorized by shareholders and in use by the Company.

Stock Options and Appreciation Rights

Stock option awards may be either “incentive stock options,” as such term is defined in Section 422 of the Internal Revenue Code, or nonqualified stock options. The exercise price of an option may not be less than the fair market value per share of class A common stock on the date of grant. Incentive stock options may only be granted to employees. The exercise price of a stock option may be paid in cash, by the surrender of class A common stock, or by a combination of these methods. An award agreement may also allow an option recipient to elect to pay the exercise price by having shares of class A common stock sold by a broker pursuant to a cashless same-day sale exercise.

Stock appreciation rights may be granted alone or together with stock options. A stock appreciation right is a right to be paid an amount equal to the excess of the fair market value of a share of class A common stock on the date the stock appreciation right is exercised over either the fair market value of a share of class A common stock on the date of grant (in case of a free standing stock appreciation right) or the exercise price of the related stock option (in case of a tandem stock appreciation right). Payment can be made in cash, class A common stock or both, as specified in the award agreement or as determined by the Management Development and Compensation Committee.

Stock options and stock appreciation rights are exercisable at such times and upon such conditions as the Management Development and Compensation Committee may determine, as reflected in the applicable award agreement. The Management Development and Compensation

Committee determines the exercise period except that, in the case of an incentive stock option, the exercise period may not exceed ten years from the date of grant of the incentive stock option.

Except to the extent that the applicable award agreement provides otherwise, in the event of the termination of employment of an employee or termination of the independent contractor relationship, the right to exercise stock options and stock appreciation rights held by such employee or independent contractor will cease.

Restricted Stock and Restricted Stock Units

A restricted stock award is an award of class A common stock and a restricted stock unit award is an award of the right to receive cash or class A common stock at a future date. In each case, the award is subject to restrictions on transferability and such other restrictions, if any, as the Management Development and Compensation Committee may impose at the date of grant. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established performance goals, in such installments, or otherwise, as the Management Development and Compensation Committee may determine. Except to the extent restricted under the award agreement relating to the restricted stock, a participant granted restricted stock will have all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends on the restricted stock.

Upon termination of employment or termination of the independent contractor relationship during the applicable restriction period, shares of restricted stock, restricted stock units and accrued but unpaid dividends or dividend equivalents that are subject to restrictions will be forfeited unless the Management Development and Compensation Committee provides otherwise. The Management Development and Compensation Committee can determine that restrictions or forfeiture conditions relating to restricted stock or restricted stock units will be waived in whole or in part in the event of terminations resulting from specified causes. The Management Development and Compensation Committee may in other cases waive in whole or in part the forfeiture of restricted stock.

Other Awards

The Management Development and Compensation Committee may grant a participant the right to receive cash or class A common stock, in each case equal in value to dividends paid with respect to a specified number of shares of class A common stock. These dividend equivalents may be awarded on a freestanding basis or in connection with another award, and may be paid currently or on a deferred basis. The Management Development and Compensation Committee is also authorized to grant class A common stock as a bonus or to grant other cash awards.

Transferability

Except as otherwise determined by the Management Development and Compensation Committee, awards granted under the Incentive Plan may be transferred only by will or by the laws of descent and distribution.

Amendment and Termination

The Incentive Plan may be altered, amended, suspended, or terminated by the Board of Directors or the Management Development and Compensation Committee, in whole or in part, except that no amendment that requires stockholder approval in order for the Incentive Plan to continue to comply with state law, stock exchange requirements or other applicable law will be effective unless the amendment has received the required stockholder approval. In addition, no amendment may be made which adversely affects any of the rights of any award holder previously granted an award, without the holder’s consent. The Incentive Plan currently provides that it will terminate on the tenth anniversary of the initial public offering of shares of stock of BlackRock, which is October 1, 2009. If BlackRock stockholders approve this proposal, the termination date of the Incentive Plan will be extended to the tenth anniversary of adoption, by the Board of Directors, of this amendment, which is March 27, 2016.

United States Federal Income Tax Information

The following summary is intended as a general guide to the United States federal income tax consequences relating to the issuance and exercise of stock options granted under the Incentive Plan. This summary does not attempt to describe all possible federal or other tax consequences of such grants or tax consequences based on particular circumstances.

Incentive Stock Options

An optionee generally recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Internal Revenue Code. Optionees who neither dispose of their shares (“iso shares”) within two years after the stock option grant date nor within one year after the exercise date normally will recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the amount paid for the iso shares. If an optionee disposes of the iso shares within two years after the stock option grant date or within one year after the exercise date (each a “disqualifying disposition”), the optionee will realize ordinary income at the time of the disposition in an amount equal to the excess, if any, of the fair market value of the iso shares at the time of exercise (or, if less, the amount realized on such disqualifying disposition) over the exercise price of the iso shares being purchased. Any additional gain will be capital gain, taxed at a rate that depends upon the amount of time the iso shares were held by the optionee. BlackRock will be entitled to a deduction in connection with the disposition of the iso shares only to the extent that the optionee recognizes ordinary income on a disqualifying disposition of the iso shares.

Nonstatutory Stock Options

An optionee generally recognizes no taxable income as the result of the grant of a nonstatutory stock option. Upon the exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income equal to the difference between the stock option exercise price and the fair market value of the shares on the exercise date. If the optionee is a BlackRock employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any subsequent gain or loss, generally based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. BlackRock generally is entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Incentive Plan Benefits and Additional Information

Future grants under the Incentive Plan will be made at the discretion of the Management Development and Compensation Committee and, accordingly, are not yet determinable. In addition, benefits under the Incentive Plan will depend on a number of factors, including the fair market value of class A common stock on future dates and the exercise decisions made by optionees. Consequently, it is not possible to determine the benefits that might be received by participants under the Incentive Plan. During the last fiscal year, BlackRock did not grant any stock options or stock appreciation rights to any of the executive officers named in the Summary Compensation Table; however, all current executive officers as a group (seven individuals, including the five named executive officers) were granted an aggregate of 74,417 restricted stock units and all employees, including all officers who are not executive officers, as a group were granted an aggregate of 413,227 restricted stock units. For information relating to the grants under the Incentive Plan for the last fiscal year to BlackRock’s named executive officers, see “Summary Compensation Table.”

Board of Directors Recommendation

The Board of Directors recommends a vote “FOR” the approval of the amendments to the Incentive Plan.

ITEM 3

APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED BLACKROCK, INC. 1999 ANNUAL INCENTIVE PERFORMANCE PLAN

Proposed Amendment to Performance Plan

BlackRock is asking its stockholders to approve an amendment to the Amended and Restated BlackRock, Inc. 1999 Annual Incentive Performance Plan (the “Performance Plan”). The proposed amendment changes the maximum payment a participant may receive in respect of awards granted for a performance period under the Performance Plan from $20 million to 1.5% of BlackRock’s total annual revenue, determined in accordance with generally accepted accounting principles, excluding non-operating income. In this proposal, BlackRock is also asking its stockholders to re-approve the performance goals set forth in the Performance Plan. This Proposal is being submitted to BlackRock’s stockholders in order to ensure the Performance Plan’s continued compliance with Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code denies a tax deduction for certain compensation in excess of $1 million per year paid by a company to Covered Employees (as defined in Section 162(m) of the Internal Revenue Code). Certain compensation, including compensation based on the attainment of performance goals, is excluded from this deduction limit if certain requirements are met. Among these requirements is that the material terms (including the performance goals) pursuant to which the compensation is to be paid (including the business criteria on which the performance goal is based and the maximum amount that can be paid to any individual if the performance goal is attained) are disclosed and approved by stockholders prior to payment. Accordingly, if the amendment to the Performance Plan is approved by stockholders and other conditions of Section 162(m) of the Internal Revenue Code relating to the exclusion for performance-based compensation are satisfied, compensation paid to Covered Employees pursuant to the Performance Plan should not be subject to the deduction limit of Section 162(m) of the Internal Revenue Code.

The Board of Directors believes that the amendment increasing the maximum annual payment is necessary to provide flexibility to the Management Development and Compensation Committee in structuring BlackRock’s annual compensation program in the future and for BlackRock to continue to offer competitive compensation to its key executives. Inasmuch as the performance goals would have to be submitted to stockholders in 2008 in order for the Performance Plan to remain in compliance with Section 162(m) of the Internal Revenue Code, the Board of Directors believes that it would be appropriate at this time to seek stockholder re-approval of these goals.

Summary of Performance Plan

The following summary of the material features of the Performance Plan does not purport to be complete and is qualified by the specific provisions of the Performance Plan, a copy of which is available to any stockholder of BlackRock upon written request to the Corporate Secretary of BlackRock at BlackRock’s principal executive offices. Requests for copies should be addressed to the Corporate Secretary, BlackRock, Inc., 40 East 52nd Street, New York, New York 10022.

Purpose

The purpose of the Performance Plan is to encourage behavior by participants that creates superior financial performance and strengthen the commonality of interests between the participants and stockholders in creating superior stockholder value.

Awards; Eligible Employees

Awards under the Performance Plan are in the form of annual bonuses. These awards may be granted to officers and other employees of BlackRock in the sole discretion of the Management Development and Compensation Committee. As of March 31, 2006, there were approximately 1,850 individuals who may be considered for participation in the Performance Plan. The Management Development and Compensation Committee will specify the performance goals applicable to each award.

Administration

The Performance Plan is administered by the Management Development and Compensation Committee. The Management Development and Compensation Committee has the authority to administer the Performance Plan, including, without limitation, the authority to grant awards; to determine the persons to whom and the time or times at which awards will be granted; to determine the terms, conditions, restrictions and performance criteria, including performance goals, relating to any award; to determine whether, to what extent, and under what circumstances an award may be settled, cancelled, forfeited, or surrendered; to construe and interpret the Performance Plan and any award; to prescribe, amend and rescind rules and regulations relating to the Performance Plan; to determine the terms and provisions of award agreements; to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting BlackRock or any subsidiary or affiliate or the financial statements of BlackRock or any subsidiary or affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles; and to make all other determinations deemed necessary or advisable for the administration of the Performance Plan.

Performance Goals

Payment of awards to participants is permitted if, and only to the extent that, performance goals established by the Management Development and Compensation Committee are met for BlackRock’s fiscal year. The performance goals may relate to the performance of BlackRock, a subsidiary, affiliate, division or strategic business unit or any combination thereof. The performance goals will be based on one or more of the following criteria: (i) before-tax income or after-tax income, (ii) operating profit, (iii) return on equity, assets, capital or investment, (iv) earnings or book value per share, (v) sales or revenues, (vi) operating expenses, (vii) stock price appreciation and (viii) implementation or completion of critical projects or processes. Where applicable, the performance goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to the performance of BlackRock relative to a market index, a group of other companies or a combination thereof, all as determined by the Management Development and Compensation Committee. The performance goals may include a threshold level of performance below which no payment will be made, levels of performance at which specified payments will be made and a maximum level of performance above which no additional payment will be made. To the extent possible, each of the foregoing performance goals will be determined in accordance with generally accepted accounting principles and will be subject to certification by the Management Development and Compensation Committee. The performance measure or measures and the performance goals established by the Management Development and Compensation Committee may be different for different fiscal years and different goals may be applicable to BlackRock and its subsidiaries and affiliates.

Annual Limitation on Bonus Payments to Any Individual

The Performance Plan currently provides that no executive officer can receive an annual bonus under the Performance Plan in excess of $20 million for any fiscal year. The proposed amendment would change this limit to 1.5% of BlackRock’s total annual revenue, determined in accordance with generally accepted accounting principles, excluding non-operating income. The Management Development and Compensation Committee may, in its discretion, reduce or eliminate any award under the Performance Plan, but in no event may the Management Development and Compensation Committee discretionarily increase the amount of an award payable to any Covered Employee.

Payment of Awards

Unless otherwise determined by the Management Development and Compensation Committee, all payments in respect of awards granted under the Performance Plan will be made, in cash, within a reasonable period after the end of BlackRock’s fiscal year.

Amendment; Termination

The Board of Directors or the Management Development and Compensation Committee may from time to time amend, suspend or discontinue the Performance Plan. No amendment, however, may affect adversely any of the rights of any participant under any award following the end of the applicable performance period. In addition, the Performance Plan provides that, absent the requisite approval of BlackRock’s stockholders, no amendment may be made to the Performance Plan which would require such approval in order to remain compliant with Section 162(m) of the Internal Revenue Code.

New Plan Benefits and Additional Information

Since benefits under the Performance Plan will be determined by the Management Development and Compensation Committee and performance goal criteria may vary from performance period to performance period and from participant to participant, benefits to be paid under the Performance Plan are not determinable at this time. As discussed in the Report of the Management Development and Compensation Committee, for the last fiscal year the five executive officers listed in the Summary Compensation Table shared in a compensation pool based on the growth in pre-incentive operating income, as determined by the Management Development and Compensation Committee. A summary of awards made under the Performance Plan for BlackRock’s last fiscal year to these executive officers is contained in the Summary Compensation Table. The total benefits paid under the Performance Plan to all other executive officers (two individuals, not including the five named executive officers) was $910,922.

Board of Directors Recommendation

The Board of Directors recommends a vote “FOR” the approval of the amendments to the Performance Plan.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2005, relating to BlackRock equity compensation plans pursuant to which grants of options, restricted stock, restricted stock units or other rights to acquire shares of BlackRock common stock may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities available for issuance under equity compensation plans (excluding securities reflected in first column)
Approved
BlackRock, Inc. 1999 Stock Award and Incentive Plan	4,577,641		$36.81	2,728,792
BlackRock, Inc. 2001 Employee Stock Purchase Plan	40,000		(1)	920,269
Nonemployee Directors Stock Compensation Plan	—		N/A	11,169
BlackRock, Inc. 2002 Long-Term Retention and Incentive Plan	4,000,000	(2)	N/A	—

Total Approved by Stockholders	8,617,641			3,660,230

Not Approved
None	—		N/A	—

Total Not Approved by Stockholders	—		N/A	—

Total	8,617,641			3,660,230

(1)	85% of the lower of the fair market value on the first and last day of each six-month offering period.
(2)	Assumes that the maximum four million shares available under this plan are issued. Shares issued under this plan will be funded by a contribution of up to four million issued and outstanding shares of BlackRock common stock owned by PNC, thereby causing no dilution to existing stockholders. The actual number of shares that may be issued under the plan is the product of (i) the total dollar amount of awards granted (maximum of $240 million), (ii) the applicable vesting percentage of the award, (iii) 83.33% and (iv) the lesser of 1 or a fraction, the numerator of which is the fair market value of four million shares on the payment date of the awards and the denominator of which is $200 million.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At its meeting on March 27, 2006, the Audit Committee appointed Deloitte & Touche LLP to serve as BlackRock’s independent registered public accounting firm for 2006.

Representatives of the firm of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees Incurred by BlackRock for Deloitte & Touche LLP

Aggregate fees incurred by BlackRock for the fiscal years ended December 31, 2005 and 2004, for BlackRock’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, are set forth below.

	2005	2004(a)
Audit Fees	$2,190,107	$1,163,100
Audit-Related Fees (b)	625,801	604,685
Tax Fees (c)	7,500	0
All Other Fees (d)	286,000	0

Total (e)	$3,109,408	$1,767,785

(a)	2004 fees have been revised to exclude the impact of D&T audit services performed on behalf of funds which were consolidated in BlackRock’s Consolidated Financial Statements. See (e) below. In addition, 2004 fees were revised to include out of pocket expenses.

(b)	Fees for audit-related services incurred in 2005 and 2004 primarily consisted of:
•	Association of Investment Management and Research Performance Presentation Standard (AIMR-PPS®) verification;
•	Acquisition-related fund merger reviews (2005 only);
•	Financial accounting and reporting consultations not arising in the ordinary course of the audit or review; and
•	Advisory services pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (2004 only).

(c)	Fees for tax services incurred in 2005 primarily consisted of review services performed in conjunction with the annual audit.

(d)	Fees for other services incurred in 2005 reflected a mutual fund regulatory compliance review engagement.

(e)	In addition to the above fees, certain funds managed by BlackRock, which are consolidated in BlackRock’s Consolidated Financial Statements, incurred audit fees of $138,000 and $55,000, audit-related fees of $15,000 and $0 and tax fees of $25,000 and $5,000 in 2005 and 2004, respectively.

Audit Committee Pre-Approval Policy

In accordance with the BlackRock Audit Committee Pre-Approval Policy (the “Pre-Approval Policy”), all audit and non-audit services performed for BlackRock by BlackRock’s independent registered public accounting firm were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The responsibility for pre-approval of audit and permitted non-audit services includes pre-approval of the fees for such services and the other terms of the engagement.

Periodically, and no less than at its first meeting of each fiscal year, the Audit Committee reviews and pre-approves all audit, audit-related, tax and all other services that are performed by BlackRock’s independent registered public accounting firm for BlackRock. The term of the pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.

In the intervals between the scheduled meetings of the Audit Committee, the Audit Committee delegates pre-approval authority under the Pre-Approval Policy to the Chairman of the Audit Committee. The Chairman must report any pre-approval decisions under the Pre-Approval Policy to the Audit Committee at its next scheduled meeting.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS,
NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS

Under our Bylaws, and as permitted by the rules of the SEC, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Corporate Secretary of BlackRock at 40 East 52nd Street, New York, New York 10022. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2007 annual meeting:

•	not less than 120 days nor more than 150 days prior to the anniversary of the mailing date of BlackRock’s proxy materials for the immediately preceding annual meeting of stockholders; or

•	not later than 10 days following the day on which notice of the date of the annual meeting was mailed to stockholders or public disclosure of the date of the annual meeting was made, whichever comes first, in the event that next year’s annual meeting is not held within 30 days before or after the anniversary date of the immediately preceding annual meeting.

Assuming that our 2007 annual meeting is held within 30 days of the anniversary of the 2006 Annual Meeting, we must receive notice of your intention to introduce a nomination or other item of business at that meeting by December 29, 2006. If we do not receive notice by that date, or if we meet other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when these matters are raised at the meeting.

The nomination notice must contain the following information about the nominee:

•	name;

•	age;

•	business and residence addresses;

•	principal occupation or employment; and

•	the class and number of shares of common stock held by the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors.

Notice of a proposed item of business must include:

•	a brief description of the substance of, and the reasons for, conducting such business at the annual meeting;

•	the stockholder’s name and address;

•	the class and number of shares of common stock held by the stockholder (with supporting documentation where appropriate);

•	any material interest of the stockholder in such business; and

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

As to the stockholder giving notice, the notice must include:

•	the name and record address of the stockholder;

•	the class and number of shares of BlackRock which are owned beneficially or of record by such stockholder;

•	a description of all arrangements or understandings between such stockholder and the proposed nominee and any other person or persons (including their names) pursuant to which the nomination is to be made by the stockholder;

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate the person in its notice; and

•	any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures.

OTHER MATTERS

The Board of Directors knows of no other business to be presented at the meeting. If, however, any other business should properly come before the meeting, or any adjournment thereof, it is intended that the proxy will be voted with respect thereto in accordance with the best judgment of the persons named in the proxy.

By Order of the Board of Directors,

Robert P. Connolly

Corporate Secretary

PROXY

FOR ANNUAL MEETING OF STOCKHOLDERS

BLACKROCK, INC.

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Steven E. Buller and Robert P. Connolly, and each of them, as proxies, each with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side of this form, all shares of class A common stock of BlackRock, Inc. held of record by the undersigned as of March 27, 2006, at the 2006 Annual Meeting of Stockholders to be held on May 24, 2006, beginning at 9:00 a.m., local time, at The New York Palace Hotel, 455 Madison Avenue, New York, New York and in their discretion, upon any matter that may properly come before the meeting or any adjournment of the meeting, in accordance with their best judgment.

If no other indication is made on the reverse side of this form, the proxies shall vote FOR all nominees listed in Item 1, FOR Item 2 and FOR Item 3.

This proxy may be revoked at any time prior to the time voting is declared closed by giving the Corporate Secretary of BlackRock, Inc. written notice of revocation or a subsequently dated proxy, or by casting a ballot at the meeting.

If the undersigned is a participant in The PNC Financial Services Group, Inc. Incentive Savings Plan (the “ISP”), then the undersigned hereby directs PNC Bank, N.A., as Trustee of the ISP to vote all the shares of BlackRock class A common stock credited to the undersigned’s account as indicated on the reverse side at the meeting and at any adjournment(s) thereof.

(This card is continued on the reverse side. Please sign on the reverse side and return promptly in the enclosed envelope.)

Address Change/Comments (Mark the corresponding box on the reverse side)

.................................................................................................................................................................................

ñ  FOLD AND DETACH HERE  ñ

BLACKROCK, INC.

2006 ANNUAL MEETING OF STOCKHOLDERS

May 24, 2006

9:00 A.M., local time

THE NEW YORK PALACE HOTEL

455 MADISON AVENUE

NEW YORK, NEW YORK

Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

All shares will be voted as instructed below. In the absence of instructions, all shares will be voted with respect to registered stockholders, FOR all nominees listed in Item 1, FOR Item 2 and FOR Item 3, and with respect to participants in The PNC Financial Services Group, Inc. Incentive Savings Plan, in the manner required or permitted by the governing plan documents.

The Board of Directors recommends a vote FOR all nominees listed in Item 1.				The Board of Directors recommends a vote FOR Item 2.

1.	Election of Directors		Nominees:	2.	Approval of amendments to the BlackRock, Inc. 1999 Stock Award and Incentive Plan
01 William O. Albertini 02 Kenneth B. Dunn 03 Laurence D. Fink 04 Frank T. Nickell 05 Thomas H. O’Brien FOR all nominees, except vote withheld from the following nominees (if any):
	FOR all nominees listed to the right	WITHHOLD AUTHORITY to vote for all nominees listed to the right			FOR ☐	AGAINST ☐	ABSTAIN ☐
	☐	☐		The Board of Directors recommends a vote FOR Item 3.
				3.	Approval of an amendment to the Amended and Restated BlackRock, Inc. 1999 Annual Incentive Performance Plan
					FOR ☐	AGAINST ☐	ABSTAIN ☐

Signature                                                               Signature                                                                Dated                                                              , 2006

IMPORTANT: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. IF ACTING AS ATTORNEY, EXECUTOR, TRUSTEE, OR IN OTHER REPRESENTATIVE CAPACITY, PLEASE SIGN NAME AND TITLE.

.................................................................................................................................................................................

ñ  FOLD AND DETACH HERE  ñ

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern time on May 23, 2006.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/blk	OR	Telephone 1-866-540-5760	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

PROXY

FOR ANNUAL MEETING OF STOCKHOLDERS

BLACKROCK, INC.

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Steven E. Buller and Robert P. Connolly, and each of them, as proxies, each with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side of this form, all shares of class B common stock of BlackRock, Inc. held of record by the undersigned as of March 27, 2006, at the 2006 Annual Meeting of Stockholders to be held on May 24, 2006, beginning at 9:00 a.m., local time, at The New York Palace Hotel, 455 Madison Avenue, New York, New York and in their discretion, upon any matter that may properly come before the meeting or any adjournment of the meeting, in accordance with their best judgment.

If no other indication is made on the reverse side of this form, the proxies shall vote FOR all nominees listed in Item 1, FOR Item 2 and FOR Item 3.

This proxy may be revoked at any time prior to the time voting is declared closed by giving the Corporate Secretary of BlackRock, Inc. written notice of revocation or a subsequently dated proxy, or by casting a ballot at the meeting.

(This card is continued on the reverse side. Please sign on the reverse side and return promptly in the enclosed envelope.)

Address Change/Comments (Mark the corresponding box on the reverse side)

.................................................................................................................................................................................

ñ  FOLD AND DETACH HERE  ñ

BLACKROCK, INC.

2006 ANNUAL MEETING OF STOCKHOLDERS

May 24, 2006

9:00 A.M., local time

THE NEW YORK PALACE HOTEL

455 MADISON AVENUE

NEW YORK, NEW YORK

Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

All shares will be voted as instructed below. In the absence of instructions, all shares will be voted FOR all nominees listed in Item 1, FOR Item 2 and FOR Item 3.

The Board of Directors recommends a vote FOR all nominees listed in Item 1.				The Board of Directors recommends a vote FOR Item 2.

1.	Election of Directors		Nominees:	2.	Approval of amendments to the BlackRock, Inc. 1999 Stock Award and Incentive Plan
01 William O. Albertini 02 Kenneth B. Dunn 03 Laurence D. Fink 04 Frank T. Nickell 05 Thomas H. O’Brien FOR all nominees, except vote withheld from the following nominees (if any):
	FOR all nominees listed to the right	WITHHOLD AUTHORITY to vote for all nominees listed to the right			FOR ☐	AGAINST ☐	ABSTAIN ☐
	☐	☐		The Board of Directors recommends a vote FOR Item 3.
				3.	Approval of an amendment to the Amended and Restated BlackRock, Inc. 1999 Annual Incentive Performance Plan
					FOR ☐	AGAINST ☐	ABSTAIN ☐

Signature                                                               Signature                                                                Dated                                                              , 2006

IMPORTANT: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. IF ACTING AS ATTORNEY, EXECUTOR, TRUSTEE, OR IN OTHER REPRESENTATIVE CAPACITY, PLEASE SIGN NAME AND TITLE.

.................................................................................................................................................................................

ñ  FOLD AND DETACH HERE  ñ

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern time on May 23, 2006.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/blk	OR	Telephone 1-866-540-5760	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.